UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

HELEN OF TROY LIMITED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

July 6, 2012

Dear Shareholders:

It is my pleasure to invite you to the 2012 Annual General Meeting of the Shareholders of Helen of Troy Limited. The meeting will be held at 1:00 p.m., Mountain Daylight Time, on Tuesday, August 28, 2012, at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas. In addition to the business to be transacted at the meeting, members of management will present information about the Company’s operations and will be available to respond to your questions.

We encourage you to help us reduce printing and mailing costs, and conserve natural resources by signing up for electronic delivery of our shareholder communications. For more information, see “Electronic Delivery of Shareholder Communications” in the enclosed proxy statement.

At our meeting, we will vote on proposals (1) to set the number of Director positions at seven (or such lower number as shall equal the number of nominees elected as Directors) and elect the seven nominees to our Board of Directors, (2) to provide advisory approval of the Company’s executive compensation,  (3) to appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration, and (4) to transact such other business as may properly come before the meeting.  The accompanying Notice of Annual General Meeting of Shareholders and proxy statement contains information that you should consider when you vote your shares.  Also, for your convenience, you can appoint your proxy via touch-tone telephone at 1-800-690-6903 or via the Internet at WWW.PROXYVOTE.COM.

It is important that you vote your shares whether or not you plan to attend the meeting. Please complete, sign, date and return the enclosed proxy card in the accompanying envelope as soon as possible, or appoint your proxy by telephone or on the Internet as set forth above. If you plan to attend the meeting and wish to vote in person, you may revoke your proxy and vote in person at that time.  I look forward to seeing you at the meeting. On behalf of the management and directors of Helen of Troy Limited, I want to thank you for your continued support and confidence.

Sincerely,

/s/ Gerald J. Rubin

Gerald J. Rubin
Chairman of the Board,
Chief Executive Officer and
President

HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 28, 2012

Notice is hereby given that the 2012 Annual General Meeting of the Shareholders (the “Annual Meeting”) of Helen of Troy Limited, a Bermuda company (the “Company”), will be held at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, on Tuesday, August 28, 2012, at 1:00 p.m., Mountain Daylight Time, for the following purposes:

1.              To set the number of Director positions at seven (or such lower number as shall equal the number of nominees elected as Directors) and elect the seven nominees to our Board of Directors;

2.              To provide advisory approval of the Company’s executive compensation;

3.              To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration; and

4.              To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting is June 26, 2012. You are urged to read carefully the attached proxy statement for additional information concerning the matters to be considered at the Annual Meeting.

If you do not expect to be present in person at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope that has been provided for your convenience. The prompt return of proxies will help ensure the presence of a quorum and save the Company the expense of further solicitation. Also, for your convenience, you can appoint your proxy via touch-tone telephone at 1-800-690-6903 or via the Internet at WWW.PROXYVOTE.COM.

The proxy statement and the Company’s 2012 Annual Report to Shareholders are also available on our hosted website at HTTP://MATERIALS.PROXYVOTE.COM/G4388N. For additional related information, please refer to the “Important Notice Regarding Internet Availability of Proxy Materials” in the enclosed proxy statement.

You are cordially invited and encouraged to attend the Annual Meeting in person.

/s/ Vincent D. Carson

Vincent D. Carson
Senior Vice President, General Counsel and Secretary

El Paso, Texas
July 6, 2012

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE.   IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.  MOST SHAREHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR PROXIES PRIOR TO THE ANNUAL MEETING: (1) VIA THE INTERNET, (2) BY PHONE OR (3) BY MARKING, DATING AND SIGNING THE ENCLOSED PROXY AND RETURNING IT IN THE ENVELOPE PROVIDED.  IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO APPOINT YOUR PROXY ON THE INTERNET. IT IS CONVENIENT, AND IT SAVES THE COMPANY SIGNIFICANT POSTAGE AND PROCESSING COSTS.

Page
Solicitation of Proxies	1
Voting Securities and Record Date	1
Quorum; Voting	2
Attending the Annual Meeting	2
Proposal 1: Election of Directors	3
Corporate Governance	5
Board Leadership and the Board’s Role in Risk Oversight	6
Board Committees and Meetings	7
Shareholder Communications to the Board of Directors	9
Compensation Committee Interlocks and Insider Participation	9
Director Compensation	10
Director Compensation for Fiscal Year 2012	10
Directors Fees Earned or Paid in Cash for Fiscal Year 2012	10
Grants to Directors of Plan-Based Awards in Fiscal Year 2012	11
Outstanding Equity Awards for Non-Employee Directors at Fiscal Year-End 2012	12
Director Stock Ownership and Compensation Guidelines	12
Non-Employee Directors Equity Compensation Plan	12
Security Ownership of Certain Beneficial Owners and Management	14
Executive Officers	16
Report of the Compensation Committee	16
Compensation Discussion and Analysis	16
Executive Compensation	29
Summary Compensation Table	29
All Other Compensation for Fiscal Year 2012	30
Grants of Plan-Based Awards in Fiscal Year 2012	30
Outstanding Equity Awards at Fiscal Year-End 2012	31
Option Exercises	31
Employment Contract for Chairman of the Board, Chief Executive Officer and President	32
Equity Compensation Plan Information	37
Potential Payments Upon Termination or Change in Control	40
Compensation Risks	42
Certain Relationships - Related Person Transactions	43
Report of the Audit Committee	44
Audit and Other Fees Paid to Our Independent Registered Public Accounting Firm	45
Proposal 2: Advisory Approval of the Company’s Executive Compensation	46
Proposal 3: Appointment of Auditor and Independent Registered Public Accounting Firm and Authorization of the Audit Committee of the Board of Directors to set the Auditor’s Remuneration	46
Shareholder Proposals	47
Section 16(a) Beneficial Ownership Reporting Compliance	47
Other Matters	47
Householding of Materials	48
Important Notice Regarding Internet Availability of Proxy Materials	48
Electronic Delivery of Shareholder Communications	48
How to Obtain Our Annual Report, Proxy Statement and Other Information about the Company	48

HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

August 28, 2012

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Helen of Troy Limited (the “Company”) for use at its Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, on Tuesday, August 28, 2012, at 1:00 p.m., Mountain Daylight Time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. A proxy may be revoked by filing a written notice of revocation or an executed proxy bearing a later date with the Secretary of our Company any time before exercise of the proxy or by attending the Annual Meeting and voting in person. The proxy statements and form of proxy cards are to be distributed to shareholders on or about July 6, 2012.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•                                    FOR setting the number of Director positions at seven (or such lower number as shall equal the number of nominees elected as Directors) and electing the seven nominees to the Board of Directors, as set forth in Proposal 1.

•                                    FOR the advisory approval of the Company’s executive compensation, as set forth in Proposal 2.

•                                  FOR the appointment of Grant Thornton LLP as the auditor and independent registered public accounting firm of the Company and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration, as set forth in Proposal 3.

In addition, if other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting. Your vote is important. If you do not vote your shares, you will not have a say in the important issues to be voted upon at the Annual Meeting.  To pass, each proposal included in this year’s proxy statement requires an affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting. To ensure that your vote is recorded promptly, please submit your proxy as soon as possible, even if you plan to attend the Annual Meeting in person.

The Annual Report to Shareholders for the year ended February 29, 2012 (“fiscal 2012”), including financial statements, is enclosed. It does not form any part of the material provided for the solicitation of proxies.

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit the return of proxies by telephone and personal interview, or hire an outside proxy solicitor. Forms of proxy and proxy materials may also be distributed through brokers, custodians and like parties to beneficial owners of our common shares, par value $.10 per share (the “Common Stock”), for which we will, upon request, reimburse the forwarding expense.

VOTING SECURITIES AND RECORD DATE

The close of business on June 26, 2012, is the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of June 26, 2012, there were 31,736,065 shares of Common Stock issued and outstanding, each entitled to one vote per share.

QUORUM; VOTING

Shareholders may hold their shares either as a “shareholder of record” or as a “street name” holder.   If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares and this proxy statement is being sent directly to you by the Company.  If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, trustee or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee how to vote.

The presence in person of two or more persons, representing throughout the Annual Meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Proxies marked as “Withhold Authority” on the election of Directors will be treated as present at the Annual Meeting for purposes of determining the quorum.

Abstentions and broker non-votes are also counted for purposes of determining whether a quorum is present. “Broker non-votes” occur when shares held in street name by a broker or nominee are represented at the Annual Meeting, but such broker or nominee is not empowered to vote those shares on a particular proposal because the broker has not received voting instructions from the beneficial owner.

Under the rules that govern brokers who are voting with respect to shares held by them in a street name, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.  Routine matters include the appointment of auditors, submitted to the shareholders in Proposal 3. Non-routine matters include the election of Directors, submitted to shareholders in Proposal 1, and the advisory approval of the Company’s executive compensation, submitted to shareholders in Proposal 2. As a result, with regard to Proposals 1 and 2, brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on that proposal.  We therefore urge you to vote on ALL voting items.

If a quorum is present, each nominee for Director receiving a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) at the Annual Meeting in person or by proxy shall be elected.  The affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy shall also be the act of the shareholders with respect to Proposal 2.  Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to any of the proposals because abstentions and broker non-votes are not considered to be votes cast under the applicable laws of Bermuda.

The advisory vote on executive compensation is non-binding. Although the vote is non-binding, the Compensation Committee and the Board of Directors will review and carefully consider the outcome of the advisory vote to approve the Company’s executive compensation and those opinions when making future decisions regarding executive compensation programs.  Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.

If within half an hour from the time appointed for the Annual Meeting a quorum is not present in person or by proxy, the Annual Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place the Board of Directors may determine, provided that at least two persons are present at such adjourned meeting, representing throughout the meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally called.

ATTENDING THE ANNUAL MEETING

A person is entitled to attend the Annual Meeting only if that person was a shareholder or joint shareholder as of the close of business on the record date or that person holds a valid proxy for the Annual Meeting.  If you hold your shares in street name and desire to vote your shares at the Annual Meeting, you must provide a signed proxy directly from the holder of record giving you the right to vote the shares or a letter from the broker or nominee appointing you as their proxy.  The proxy card enclosed with this proxy statement is not sufficient to satisfy this requirement.   If you hold your shares in street name and desire to attend the Annual Meeting, you must also provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date or other similar evidence of ownership.  If you are the shareholder of record or hold a valid proxy for the Annual Meeting, your name or the name of the person on whose behalf you are proxy must be verified against the list of shareholders of record on the record date as shown on the list of shareholders of the Company prior to being admitted to and prior to voting at the Annual Meeting.  All shareholders must, if requested by representatives of the Company, present photo identification for admittance.  If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting and/or will not be permitted to vote, as applicable.

PROPOSAL 1: ELECTION OF DIRECTORS

The bye-laws of the Company state that the number of our Directors shall be established by the shareholders from time to time but shall not be less than two. The Company currently has seven members who serve on the Board of Directors.  The Nominating Committee has nominated seven candidates for election to the Board of Directors.  Accordingly, the Board of Directors recommends that the number of Director positions be set at seven.  In the event that less than seven Directors are elected, then the number of Director positions set shall not be seven, but instead shall equal the number of Directors actually elected.

The seven persons named below are the nominees for election as Directors. Each nominee has consented to serve as a Director if elected. One of the seven candidates, Mr. Gerald J. Rubin, is a member of the Company’s senior management. Under Mr. Rubin’s employment agreement, the Company agreed to use its best efforts to cause Mr. Rubin to be nominated for election to the Board of Directors and elected by the Board of Directors as Chairman of the Board. The Board of Directors has determined that the remaining six candidates, Gary B. Abromovitz, John B. Butterworth, Timothy F. Meeker, William F. Susetka, Adolpho R. Telles and Darren G. Woody are independent Directors as defined in the applicable listing standards for companies traded on the NASDAQ Stock Market LLC (“NASDAQ”).  Therefore, the majority of persons nominated to serve on our Board of Directors are independent as so defined.  Each Director elected shall serve as a Director until the next annual general meeting of shareholders, or until his or her successor is elected or appointed.

Nominees for the Election of Directors

Set forth below are descriptions of the business experience of the nominees for election to our Board of Directors as well as their qualifications:

GARY B. ABROMOVITZ, age 69, has been a Director of the Company since 1990.  He is Deputy Chairman of the Board, Lead Independent Director and Chairman of both the Compensation Committee and the Nominating Committee.  He also chairs the executive sessions of the independent Directors and serves as a member of the Audit Committee and the Corporate Governance Committee.  Mr. Abromovitz is an attorney and has acted as a consultant to several law firms in business related matters, including trade secrets, unfair competition and commercial litigation. He also has been active for more than thirty years in various real estate development and acquisition transactions involving industrial buildings, medical offices and commercial, residential and historic properties.  Mr. Abromovitz is a Director of CardioVascular BioTherapeutics, Inc., a biopharmaceutical company, where he serves as Lead Independent Director and Chairman of the Compensation, Audit and Corporate Governance Committees, as well as chairs the executive sessions of independent Directors.

Mr. Abromovitz possesses an in-depth knowledge of the history and operations of the Company and provides the Board with a significant leadership role as Deputy Chairman, as well as Chairman of the Compensation Committee and the Nominating Committee.  He also has a significant understanding of corporate governance and compensation guidelines, as well as experience managing board affairs. Further, Mr. Abromovitz’s background as an attorney and his practical business experience provides a unique perspective to the Board.

JOHN B. BUTTERWORTH, age 60, has been a Director of the Company since 2002. Mr. Butterworth is a Certified Public Accountant and a shareholder in the public accounting firm of Weatherley, Butterworth, Macias & Graves P.C. located in El Paso, Texas.   Mr. Butterworth has thirty-three years of certified public accounting experience and has been a member of the Company’s Audit Committee for the last ten years.

Mr. Butterworth has valuable accounting and tax expertise.  Additionally, Mr. Butterworth has gained a deep understanding of the Company’s business that enables him to provide significant insights regarding the Company’s financial and accounting related matters.  He brings strategic focus to our Board of Directors and has provided leadership and guidance that have helped drive the Company’s growth.

TIMOTHY F. MEEKER, age 65, has been a Director of the Company since 2004, and chairs the Corporate Governance Committee.  He also serves as a member of the Compensation Committee and the Nominating Committee.  Since 2002, Mr. Meeker has served as President and principal in Meeker and Associates, a privately-held management consulting firm.  Mr. Meeker served as Senior Vice President, Sales & Customer Development for Bristol-Myers Squibb, a consumer products and pharmaceutical company, from 1996 through 2002.  From 1989 to 1996, Mr. Meeker served as Vice President of Sales for Bristol-Myers’ Clairol Division.

Mr. Meeker has over thirty-four years experience in the consumer products industry resulting in extensive general management experience with responsibilities for sales, distribution, finance, human resources, customer service and facilities.

In addition, he has a valued perspective on operational matters that is an asset to the Board of Directors.  Mr. Meeker has served as a chairman of the National Association of Chain Drug Stores advisory committee, which allows him to bring an extensive understanding of retail mass market sales and marketing to our Board of Directors.

GERALD J. RUBIN, age 68, a co-founder of the Company, has been the Chairman of the Board, Chief Executive Officer and President of the Company since June 2000.  From 1984 to June 2000, Mr. Rubin was Chairman of the Board and Chief Executive Officer of the Company. Mr. Rubin has been a Director of the Company since 1968. Mr. Rubin also served on the Board of Directors of the El Paso Branch, Federal Reserve Bank of Dallas, Texas from March 2003 to December 2009, and now serves as a member of the Federal Reserve Bank of Dallas Advisory Board.  Mr. Rubin serves on the Board of Directors of the Breast Cancer Charity Foundation of the International Housewares Association and is a member of the Paso del Norte Group, a local civic organization that promotes economic, social and cultural vitality in the region.

Since co-founding the Company in 1968, Mr. Rubin has served as the Company’s senior executive.  Mr. Rubin has a widely regarded business acumen and an intimate knowledge of virtually every aspect of the Company’s operations, its customers and the competitive landscape it operates within.  Additionally, Mr. Rubin has been instrumental in establishing the global scope of the Company’s operations, has significant acquisitions experience and provides significant leadership in establishing the strategic direction for the Company.

WILLIAM F. SUSETKA, age 59, has been a Director of the Company since 2009, and serves as a member of the Compensation Committee.  Mr. Susetka spent thirty years in marketing and senior management for Clairol, Inc. and Avon Products, Inc.  From 1999 to 2001, Mr. Susetka was President of the Clairol U.S. Retail Division, with additional responsibility for worldwide research and development and manufacturing.  From 2002 through 2005, Mr. Susetka was President of Global Marketing at Avon Products, Inc. where he led worldwide marketing, advertising and research and development and served on Avon’s Executive Committee.  Prior to 2001, he held positions as President of the Clairol International Division and Vice President/General Manager for the Clairol Professional Products Division.  He served as a Board Member of the Cosmetics, Toiletry and Fragrance Association from 1999 to 2005 and as a member of the Avon Foundation Board from 2004 to 2005.  From October 2005 to January 2006, Mr. Susetka was Chief Operating Officer of Nice Pak Products, Inc., a manufacturer of consumer products that private labeled pre-moistened wipes and other antiseptic wipes.  From 2007 through May 2009, he served as Chief Marketing Officer for the LPGA (Ladies Professional Golf Association).  Mr. Susetka currently serves on the LPGA Board of Directors.

Mr. Susetka provides a wealth of global consumer products industry experience and valuable insight to the Board of Directors.  Mr. Susetka is also instrumental in helping to monitor and adjust the strategic direction of Idelle Labs, the Company’s Grooming, Skin Care, and Hair Care Products division, and continues to provide related advice to senior management of the Company.

ADOLPHO R. TELLES, age 62, has been a Director of the Company since 2005 and chairs the Audit Committee. Mr. Telles is a Certified Public Accountant.  Since January 2004, Mr. Telles has been a business consultant providing advisory services covering a number of areas, including corporate governance, internal auditing, and compliance with the Sarbanes-Oxley Act of 2002.  From December 2010 to April 2011, these advisory services included serving as President and Chief Executive Officer of Mount Franklin Foods, an international nut processing and candy manufacturing/packaging company. He also served as Vice President of Finance and Chief Financial Officer of Mount Franklin Foods from February 2010 to November 2010.  Mr. Telles manages personal investments, including an operating company and is participating in a start-up technology company as a managing member.   Mr. Telles is on the Texas Comptroller’s Advisory Board for the Texas Treasury Safekeeping Trust Company.  Previously, Mr. Telles was with the accounting firm of KPMG LLP, and its predecessors, for twenty-seven years, including over sixteen years as a partner.

Mr. Telles, during his tenure with KPMG, worked on numerous foreign work assignments which have provided him a valuable global operating perspective.  In addition, Mr. Telles has extensive experience with accounting principles, financial reporting rules and regulations, evaluation of financial results and generally overseeing the financial reporting processes of multi-national public companies from an independent auditor’s perspective.  These qualifications, together with his consulting and advisory experience with national and international companies, makes him well suited to serve as Chairman of the Company’s Audit Committee.

DARREN G. WOODY, age 52, has been a Director of the Company since 2004, and serves as a member of the Compensation Committee, the Corporate Governance Committee and the Nominating Committee.  Mr. Woody is President and Chief Executive Officer of C.F. Jordan Investments L.L.P. and C.F. Jordan Construction LLC, an investment entity and a construction firm with offices in Austin, Dallas, El Paso, Houston, and San Antonio, Texas and field operations throughout the United States. The firm specializes in military, commercial, multi-family and highway construction. He has served in this capacity since August of 2000. Previously, Mr. Woody was a partner in the law firm of Krafsur, Gordon, Mott, Davis and Woody P.C., where he specialized in real estate, business acquisitions and complex financing arrangements.

Mr. Woody brings a multi-disciplined perspective to our Board of Directors given his executive leadership and legal experience.  This background enables him to provide oversight with regard to many of the Company’s legal matters, significant transactional negotiations and the management of challenging complex projects.

The receipt of a majority of the votes cast (the number of shares voted “for” a director nominee exceeding the number of votes cast “against” that nominee) at the Annual Meeting is required to set the number of Director positions at seven (or such lower number as shall equal the number of nominees elected as Directors) and to elect each of the seven nominees for Director.  In the event that any of the Company’s nominees are unable to serve, proxies will be voted for the substitute nominee or nominees designated by our Board of Directors, or will be voted to fix the number of Directors at fewer than seven and for fewer than seven nominees, as the Board may deem advisable in its discretion.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE SEVEN NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance. Corporate governance is typically defined as the system that allocates duties and authority among a company’s shareholders, Board of Directors and management. The shareholders elect the Board and vote on extraordinary matters.

Our Corporate Governance Guidelines, as well as our Code of Ethics, and the charters of the Audit Committee, Compensation Committee, Nominating Committee and Corporate Governance Committee are available under the “Corporate Governance” heading of the investor relations page of our website at the following address: http://www.hotus.com.

Our Company believes that it is in compliance with the corporate governance requirements of the NASDAQ listing standards.  The principal elements of these governance requirements as implemented by our Company are:

•                                 affirmative determination by the Board of Directors that a majority of the Directors are independent;

•                                 regularly scheduled executive sessions of independent Directors;

•                                  Audit Committee, Nominating Committee and Compensation Committee comprised of independent Directors and having the purposes and charters described below under the separate committee headings; and

•                                 specific Audit Committee responsibility, authority and procedures outlined in the charter of the Audit Committee.

Independence. The Board of Directors has determined that the following six nominees for election at the Annual Meeting are independent Directors as defined in the NASDAQ listing standards: Gary B. Abromovitz, John B. Butterworth, Timothy F. Meeker, William F. Susetka, Adolpho R. Telles, and Darren G. Woody.  Therefore, 86 percent of the persons nominated to serve on our Company’s Board of Directors are independent as so defined. The foregoing independence determination of our Board of Directors included the determination that each of these six nominated Board members, if elected and appointed to the Audit Committee, Compensation Committee or Nominating Committee, or as discussed above, respectively, is:

•                                 independent for purposes of membership on the Audit Committee under Rule 5605(c)(2) of the NASDAQ listing standards, that includes the independence requirements of Rule 5605(a)(2) and additional independence requirements under SEC Rule 10A-3(b);

•                                 independent under the NASDAQ listing standards for purposes of membership on the Nominating Committee; and

•                                 independent under the NASDAQ listing standards for purposes of membership on the Compensation Committee, as a “non-employee director” under SEC Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as defined in regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

BOARD LEADERSHIP AND THE BOARD’S ROLE IN RISK OVERSIGHT

Board Leadership

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer, coupled with a lead Director position to further strengthen the governance structure.  The Board believes this provides an efficient and effective leadership model for the Company, as the Company’s Chief Executive Officer is the Director most familiar with the Company’s business and industry and the Director most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Additionally, combining the Chairman and Chief Executive Officer roles fosters clear accountability and effective decision-making.   To ensure effective independent oversight, the Board has adopted a number of governance practices, including:

•                                 a strong, independent, clearly-defined lead Director role (see below for a full description of the role);

•                                 holding executive sessions of the independent Directors regularly; and

•                                 annual performance evaluation of the Chairman and Chief Executive Officer by the independent Directors.

The Board retains the authority to modify this structure to best address the Company’s circumstances, and so advance the best interests of all shareholders, as and when appropriate.  The Board also has designated Gary B. Abromovitz, an independent Director, as the Deputy Chairman and lead Director.  The Deputy Chairman’s authority and responsibilities include:

•                                 presiding at all meetings of the Board when the Chairman is not present and over executive sessions;

•                                 serving as a liaison between the Chairman and the independent Directors; and

•                                 calling meetings of the independent Directors.

Our Board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time, as appropriate.  Independent Directors regularly meet without management present, and the Board’s lead Director conducts those sessions.   The Corporate Governance Committee works with the Compensation Committee to identify, develop and recommend succession plans for all of the Company’s senior management, including the Chairman and Chief Executive Officer, to the Board of Directors.

The Board’s Role on Risk Oversight

The Company’s management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, operations, and governance. The Board oversees management’s policies and procedures in addressing these and other risks.  Additionally, each of the Board’s four committees (the Audit Committee, Compensation Committee, Nominating Committee, and Corporate Governance Committee) monitor and report to the Board those risks that fall within the scope of such committees’ area of oversight responsibility.  For example, the full Board directly oversees strategic risks.  The Nominating Committee directly oversees risk management relating to Director nomination and independence.  The Corporate Governance Committee directly oversees risk management regarding corporate governance.  The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking.  Finally, the Audit Committee directly oversees risk management relating to financial reporting, public disclosure and legal and regulatory compliance.  The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company’s risk assessment and risk management.

Management has identified risks, designated associated “risk owners” within the organization and receives appropriate reports from the various risk owners as conditions change. Management works with the Board to communicate risk factors to the Board and to enable the Board to understand the Company’s risk identification, risk management and risk mitigation measures relating to strategic matters.  Additional review or reporting of risks is conducted by management as needed or when requested by the Board or a committee.  Additionally, each fiscal year, the lead independent Director, working with the other independent Directors, assesses corporate governance practices and risks using the National Association of Corporate Directors Key Agreed Principles.  These principles were created to provide a framework for the corporate governance of public entities, giving boards of Directors the flexibility to make decisions at the practice level within this framework to tailor the principles as needed to address the governance issues facing their entities.   The independent Directors annually report their findings to the Board regarding their assessment of the Company’s risks relating to corporate governance.

BOARD COMMITTEES AND MEETINGS

Our Board of Directors has four committees: the Audit Committee, the Nominating Committee, the Corporate Governance Committee and the Compensation Committee.  The following table shows the composition of these committees as of February 29, 2012 and the number of meetings held during fiscal 2012:

Director	Executive Sessions of Independent Directors	Audit	Nominating	Corporate Governance	Compensation
Gary B. Abromovitz	Chair	M	Chair	M	Chair
John B. Butterworth	M	M
Timothy F. Meeker	M		M	Chair	M
William F. Susetka	M				M
Adolpho R. Telles	M	Chair
Darren G. Woody	M		M	M	M
Number of Meetings Held in Fiscal 2012	8	8	5	2	12

M = Current Member during the 2012 fiscal year

Audit Committee. Our Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee operates under a written charter that has been adopted by the Board of Directors.  The primary purposes of this committee are to oversee, on behalf of the Company’s Board of Directors: (1) the accounting and financial reporting processes and integrity of our Company’s financial statements, (2) the audits of our Company’s financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (3) our compliance with legal and regulatory requirements, and (4) the staffing and ongoing operation of our internal audit function.  The Audit Committee meets periodically with our Chief Financial Officer and other appropriate officers in the discharge of its duties.  The Audit Committee also reviews the content and enforcement of the Company’s Code of Ethics, consults with legal counsel on various legal compliance matters and on other legal matters if those matters could materially affect our financial statements.

The Board of Directors has determined that each of the members of the Audit Committee is independent as previously described.  In addition, the Board of Directors determined that Mr. Telles qualifies as an “audit committee financial expert” as defined by the SEC in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Board of Directors also determined that all of the members of the Audit Committee meet the requirement of the NASDAQ listing standards that each member be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Compensation Committee. The Compensation Committee operates under a written charter that has been adopted by the Board of Directors.  The primary purposes of the committee are to (1) evaluate and approve the corporate goals and objectives set by the Chief Executive Officer (the “CEO”), (2) evaluate the CEO’s performance in light of those goals and objectives, (3) make recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans, (4) oversee the administration of our incentive compensation plans and equity-based plans, and (5) produce an annual report on executive compensation for inclusion in the Company’s proxy statement.  The Board of Directors has determined that the members of this committee are independent as previously described.   In addition to formal meetings, the committee also conducted numerous informal telephonic discussions and consulted its legal advisors throughout the year.

The Compensation Committee has the independent authority to hire compensation, accounting, legal, or other advisors.  In fiscal 2012, the Compensation Committee directly engaged Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant.  During fiscal 2012, Pearl Meyer assisted the Compensation Committee with respect to Mr. Rubin’s compensation program by:

•              Assisting in the design and negotiation of his revised compensation and employment agreement;

•              Advising on appropriate executive performance goals and metrics for Mr. Rubin;

•              Reviewing and recommending adjustments to Mr. Rubin’s pay structure;

•              Advising on market trends and developments; and

•              Advising on Mr. Rubin’s severance benefits.

See “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President” for a detailed description of the revised employment agreement with Mr. Rubin.  Pearl Meyer worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in meeting its responsibilities.  Pearl Meyer performed no other services for the Company and, to date, has not undertaken any projects on behalf of management. For additional information regarding the operation and authority of the Compensation Committee, see “Compensation Discussion and Analysis.”

Nominating Committee.  The Nominating Committee operates under a written charter that has been adopted by the Board of Directors.  The primary purposes of the committee are to (1) recommend to our Board of Directors individuals qualified to serve on our Board of Directors for election by shareholders at each annual general meeting of shareholders and to fill vacancies on the Board of Directors, (2) implement the Board’s criteria for selecting new Directors, and (3) oversee the evaluation of our Board.  The Nominating Committee receives recommendations from its members or other members of the Board of Directors for candidates to be appointed to the Board or committee positions, reviews and evaluates such candidates and makes recommendations to the Board of Directors for nominations to fill Board and committee positions.

The committee’s current process for identifying and evaluating nominees for Director consists of general periodic evaluations of the size and composition of the Board of Directors, applicable listing standards and laws, and other appropriate factors with a goal of maintaining continuity of appropriate industry expertise and knowledge of our Company. The committee looks for a number of personal attributes in selecting candidates as specified in the Company’s Corporate Governance Guidelines including: sound reputation and ethical conduct; business and professional activities that are complementary to those of the Company; the availability of time and a willingness to carry out their duties and responsibilities effectively; an active awareness of changes in the social, political and economic landscape; an absence of any conflicts of interest; a level of health that allows for attendance and active contribution to most Board and committee meetings; limited service on other boards; and a commitment to contribute to the Company’s overall performance, placing it above personal interests. The committee does not have a diversity policy regarding its selection criteria for determining Director nominees.  However, as specified in the Company’s Corporate Governance Guidelines, the committee makes efforts to maintain members on the Board who have substantial and direct experience in areas of importance to the Company.  Additionally, the committee seeks independent Directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  The committee considers all attributes, business diversity, professional qualifications, and experience of all candidates the committee believes will benefit the Company and increase shareholder value, without regard to gender, race or ethnic background.  The committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees.

The Nominating Committee will consider candidates recommended by shareholders. Any candidate recommended by shareholders must meet the same general requirements outlined in the previous paragraph to be considered for election.  Any shareholder who intends to present a Director nomination proposal for consideration at the 2013 annual general meeting of shareholders and intends to have that proposal included in the proxy statement and related materials for the 2013 annual general meeting, must deliver a written copy of the proposal to our Company’s principal executive offices no later than the deadline, and in accordance with the notice procedures, specified under “Shareholder Proposals” in this proxy statement and in accordance with the applicable requirements of SEC Rule 14a-8.

If a shareholder does not comply with the Rule 14a-8 procedures, the Company would not be required to include the nomination proposal as a proposal in the proxy statement and proxy card mailed to shareholders. For a shareholder’s nominee to be considered for nomination as a Director, the shareholder should give timely notice of their nomination in writing to the Secretary of our Company.  To be timely, written suggestions for candidates should be delivered for consideration by the Nominating Committee prior to the next annual general meeting to the Secretary of the Company, Clarendon House, Church Street, Hamilton, Bermuda no later than 45 calendar days before the first anniversary of the date on which the Company sent its proxy statement to shareholders in connection with the previous year’s annual general meeting.  Written suggestions for candidates should be accompanied by a written consent of the proposed candidate to serve as a Director if nominated and elected, a description of his or her qualifications and other relevant biographical information. The Nominating Committee may request that the shareholder submitting the proposed nominee furnish additional information to determine the eligibility and qualifications of such candidate.

Under SEC Rule 14a-8 (and assuming consent to disclosure is given by the proponents and nominee), our Company must disclose any nominations for Director made by any person or group beneficially owning more than five percent of our outstanding Common Stock by May 19, 2012.  Our Company did not receive any such nominations for the Annual Meeting.

Corporate Governance Committee.  The primary purposes of the committee are to (1) develop, recommend to the Board and assess our corporate governance policies, and (2) evaluate, develop and recommend to the Board succession plans for all of the Company’s senior management. The Corporate Governance Committee works with the Compensation Committee to develop and recommend succession plans to the Board of Directors.

Meetings of Board of Directors and its Committees.  The Board of Directors held four regularly scheduled meetings and four telephonic meetings during fiscal 2012.  Each member of the Board of Directors attended at least 75% of the meetings of our Board of Directors and the committees of which he was a member.  We encourage, but do not require, the members of the Board of Directors to attend annual general meetings. Last year, all of our current Directors attended the annual general meeting of shareholders.  We expect that all Board members will attend the Annual Meeting.

SHAREHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

Any record or beneficial owner of our shares of Common Stock who has concerns about accounting, internal accounting controls or auditing matters relating to our Company may contact the Audit Committee directly.  Any record or beneficial owner of our Common Stock who wishes to communicate with the Board of Directors on any other matter should also contact the Audit Committee.  The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to our Company.  If particular communications are directed to the full Board, independent Directors as a group, or individual Directors, the Audit Committee will route these communications to the appropriate Directors or committees so long as the intended recipients are clearly stated.

Communications intended to be anonymous may be made by calling our national hotline service at 866-210-7649 or 866-210-7650.  When calling, please identify yourself as a shareholder of our Company intending to communicate with the Audit Committee.  This third party service undertakes to forward the communications to the Audit Committee if so requested and clearly stated.  You may also send communications intended to be anonymous by mail, without indicating your name or address, to Helen of Troy Limited, 1 Helen of Troy Plaza, El Paso, Texas, 79912, USA, Attention: Chairman of the Audit Committee.  Communications not intended to be made anonymously may be made by calling the hotline number or by mail to that address, including whatever identifying or other information you wish to communicate.

Communications from employees or agents of our Company will not be treated as communications from our shareholders unless the employee or agent clearly indicates that the communication is made solely in the person’s capacity as a shareholder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2012, none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company, and no executive officer of the Company served on the Compensation Committee (or equivalent), or the Board of Directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

DIRECTOR COMPENSATION

The following table summarizes the total compensation earned by all non-employee Directors during fiscal 2012:

Director Compensation for Fiscal Year 2012

	Fees Earned
	or Paid	Stock
	in Cash	Awards		Total
Name	($)	($)		($)
Gary B. Abromovitz	150,000	103,180	(1)	253,180
John B. Butterworth	84,000	73,700	(1)	157,700
Timothy F. Meeker	82,000	88,440	(1)	170,440
Stanlee N. Rubin	16,500 (2)	-		16,500
William F. Susetka	72,000	88,440	(1)	160,440
Adolpho R. Telles	100,000	88,440	(1)	188,440
Darren G. Woody	78,000	88,440	(1)	166,440

(1)          These amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, as required under SEC rules.  Under stock ownership guidelines adopted by the Board, each Director is required to hold the shares until their retirement from the Board, except that each Director may sell up to 30 percent of the shares granted in order to pay any tax liabilities associated with the grant. Further information regarding the awards is included in “Grants to Directors of Plan Based Awards in Fiscal Year 2012”, “Outstanding Equity Awards for Non-Employee Directors at Fiscal Year-End 2012” and “Non-Employee Director Equity Compensation Plan.”

(2)   Stanlee Rubin served on the Board of Directors until October 11, 2011.

Gerald J. Rubin is our only Director that is also an employee of the Company.  He has not received any remuneration for his service as a member of the Board of Directors.

In fiscal 2012, the following cash compensation was paid to our non-employee Directors:

Directors Fees Earned or Paid in Cash for Fiscal Year 2012

	Annual	Board	Independent	Deputy	Committee	Committee
	Board	Meeting	Directors	Chairman	Chair	Member
	Retainers	Fees	Fees	Fees	Fees	Fees	Total
Name	($) (1)	($) (2)	($) (3)	($) (4)	($)	($) (5)	($)
Gary B. Abromovitz	24,000	12,000	24,000	40,000	20,000 (6)	30,000	150,000
John B. Butterworth	24,000	12,000	24,000	-	-	24,000	84,000
Timothy F. Meeker	24,000	12,000	24,000	-	10,000 (7)	12,000	82,000
Stanlee N. Rubin	12,000	-	-	-	-	4,500	16,500
William F. Susetka	24,000	12,000	24,000	-	-	12,000	72,000
Adolpho R. Telles	24,000	12,000	24,000	-	40,000 (8)	-	100,000
Darren G. Woody	24,000	12,000	24,000	-	-	18,000	78,000

(1)          All non-employee Directors receive a quarterly cash retainer of $6,000.

(2)          All non-employee Directors receive a cash fee of $3,000 for each quarterly meeting of the Board of Directors attended.

(3)          All independent Directors receive a quarterly cash fee of $6,000 for participation in executive sessions.

(4)          The Deputy Chairman and lead Director receives a quarterly cash fee of $10,000.

(5)          Each non-chair member of the Audit Committee receives a quarterly cash fee of $6,000, each non-chair member of the Compensation Committee receives a quarterly cash fee of $3,000 and each non-chair member of the Corporate Governance Committee receives a quarterly cash fee of $1,500.

(6)          The Compensation Committee Chairman receives a quarterly cash fee of $5,000.

(7)   The Corporate Governance Committee Chairman receives a quarterly cash fee of $2,500.

(8)          The Audit Committee Chairman receives a quarterly cash fee of $10,000.

The members of the Nominating Committee did not receive compensation for their service on that committee in fiscal 2012. The Nominating Committee consists of Messrs. Abromovitz (Chairman), Meeker and Woody.  In addition to the amounts shown above, non-employee Board members received reimbursement for travel and lodging expenses incurred while attending Board and committee meetings and Board-related activities, such as visits to Company locations.

In fiscal 2012, the following share-based compensation was awarded to certain independent Directors:

Grants to Directors of Plan-Based Awards in Fiscal Year 2012

		All Other
		Stock Awards:
		Number of	Grant Date
		Shares	Fair Value
		of Stock	of Stock
Name	Grant Date	(#) (1)	($) (1)
Gary B. Abromovitz	10/24/2011	3,500	103,180
John B. Butterworth	10/24/2011	2,500	73,700
Timothy F. Meeker	10/24/2011	3,000	88,440
William F. Susetka	10/24/2011	3,000	88,440
Adolpho R. Telles	10/24/2011	3,000	88,440
Darren G. Woody	10/24/2011	3,000	88,440

(1)          These reflect shares of restricted stock that vested immediately.   Under stock ownership guidelines adopted by the Board, each Director is required to hold the shares until their retirement from the Board, except that each Director may sell up to 30 percent of the shares granted in order to pay any tax liabilities associated with the grant.  See “Director Stock Ownership and Compensation Guidelines.” The grant date fair value is based on the closing sale price of the Common Stock on October 24, 2011 of $29.48 per share.

The following table provides information on the outstanding equity awards at fiscal year-end 2012 for non-employee Directors:

Outstanding Equity Awards for Non-Employee Directors at Fiscal Year-End 2012

	Option Awards			Stock Awards
	Number of
	Securities			All Other
	Underlying	Option		Stock Awards:
	Unexercised	Exercise	Option	Number of
	Options	Price	Expiration	Shares of Stock
Name	(#) Exercisable	($)/Sh	Date	(#)
Gary B. Abromovitz	4,000	33.35	6/1/14	4,750
John B. Butterworth	4,000	33.35	6/1/14	5,750
Timothy F. Meeker	8,000	28.17 to 28.33	12/1/14 to 3/1/15	6,100
William F. Susetka	-	-	-	4,100
Adolpho R. Telles	-	-	-	6,400
Darren G. Woody	16,000	23.13 to 28.33	9/1/14 to 6/1/15	5,100

All options were issued under the Company’s 1995 Non-Employee Stock Option Plan.  Under the plan, all options were issued at a price not less than the fair market value of the Common Stock at the date of grant, vested one year from the date granted, and expire ten years after the options were granted.  Currently, all outstanding options under the plan are vested.  This stock option plan expired by its terms on June 6, 2005.  Therefore, no additional options have been granted since that date.  All stock awards have been issued under the Company’s 2008 Non-employee Directors Stock Incentive Plan.  All shares vested immediately at grant.

Director Stock Ownership and Compensation Guidelines

The Compensation Committee and the Board of Directors believe that Directors should own and hold Common Stock to further align their interests and actions with the interests of the Company’s shareholders.  Accordingly, upon recommendation of the Compensation Committee, in June 2008, the Board of Directors adopted stock ownership and compensation guidelines for the Company’s Directors.  Under these guidelines, the Directors should hold shares of the Company’s Common Stock equal in value to at least three times the annual cash retainer for Directors.  The guidelines provide that the stock ownership levels should be achieved by each Director within five years from the adoption of the guidelines or, in the case of a new Director, within five years of his or her first appointment to the Board of Directors.  The Compensation Committee will review stock ownership levels on the first trading day of the calendar year based on the greater of the fair market value and the Director’s cost basis in the shares on such date.  In the event of an increase in the annual cash retainer, the Directors will have five years from the time of the increase to acquire any additional shares needed to comply with the guidelines.  To further encourage equity participation, the guidelines provide that equity awards to non-employee Directors either vest over a period of at least three years or are required to be held by the Director until his or her service with the Company ends.  However, each Director may sell up to 30 percent of the shares granted in order to pay any tax liabilities associated with the grant.  The Board of Directors also believe that compensation arrangements should be flexible enough to allow the Directors to receive a balanced mix of equity and cash keeping in mind the Board’s guidelines for achieving and maintaining stock ownership.  In this respect, the Board of Directors will seek to target Director compensation at a mix of approximately 60 percent cash and 40 percent equity.

Non-Employee Director Equity Compensation Plan

At the 2008 annual general meeting of shareholders, the Company’s shareholders approved the Helen of Troy Limited 2008 Non-Employee Directors Stock Incentive Plan (the “2008 Director Plan”). The purpose of the 2008 Director Plan is to (1) aid the Company in attracting, securing and retaining Directors of outstanding ability and (2) motivate such persons to exert their best efforts on behalf of the Company and its subsidiaries and its affiliates by providing incentives through the granting of awards under the plan.  Only non-employee Directors of the Company are eligible to participate in the 2008 Director Plan.  Because Gerald J. Rubin is an employee of the Company, he is not eligible to participate in the 2008 Director Plan.

The 2008 Director Plan is administered by the Compensation Committee of the Board of Directors. The 2008 Director Plan permits grants of restricted stock, restricted stock units and other stock-based awards to the Company’s non-employee Directors.  The vesting criteria and other terms and conditions of restricted stock, restricted stock units and other stock-based awards will be determined by the Compensation Committee.  Shares which are subject to awards which terminate, expire, are cancelled, exchanged, forfeited, lapse or are settled for cash may be utilized again with respect to awards granted under the 2008 Director Plan.  As of June 25, 2012,  45,100 shares of restricted stock have been granted under the plan and 132,144 shares of Common Stock remain available for future issue (subject to adjustment in certain circumstances). The plan will expire by its terms on August 19, 2018.

If a participant’s service is terminated for any reason, the participant will only be entitled to the restricted stock or restricted stock units vested at the time of such termination of service. The participant’s unvested restricted stock and restricted stock units will be forfeited. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company.  In the event of a Change of Control (as defined in the 2008 Director Plan), (1) the participants will have the right to settle from and after the date of the Change of Control any restricted stock unit held by such participant in whole or in part, notwithstanding that such restricted stock unit may not be fully vested, and (2) any and all restrictions on any participant’s other stock-based award will lapse and such stock will immediately vest in the participant, notwithstanding that the other stock-based award was unvested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 1, 2012, the beneficial ownership of the Common Stock of the Directors and the executive officers of the Company; the Directors and executive officers of the Company as a group; and each person known to the Company to be the beneficial owner of more than five percent of the Common Stock:

	Number of
	Common Shares

Name of Beneficial Owner	Beneficially Owned		Percent *
Gerald J. Rubin	1,664,754	(1)	5.25%
One Helen of Troy Plaza
El Paso, Texas 79912
Darren G. Woody	23,976	(2)	**
John B. Butterworth	22,726	(2)	**
Thomas J. Benson	20,703	(2)	**
Vincent D. Carson	16,843	(2)	**
Timothy F. Meeker	14,976	(2)	**
Gary B. Abromovitz	11,626	(2)	**
Adolpho R. Telles	9,276		**
William F. Susetka	4,976		**
All Directors and executive officers as a group (9 Persons)	1,789,856	(2)	5.63%
FMR LLC	2,850,000	(3)	8.98%
82 Devonshire Street
Boston, Massachusetts 02109
Dimensional Fund Advisors LP	2,147,075	(4)	6.77%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
EARNEST Partners, LLC	1,826,054	(5)	5.75%
1180 Peachtree Street NE, Suite 2300
Atlanta, Georgia 30309
Vanguard Group, Inc.	1,662,826	(6)	5.24%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Columbia Wanger Asset Management, LLC	1,660,000	(7)	5.23%
227 W Monroe Street Suite 3000
Chicago, Illinois 60606
Wellington Management Company, LLP	1,598,798	(8)	5.04%
280 Congress Street
Boston, Massachusetts 02210

*	Percent ownership is calculated based on 31,735,259 shares of the Common Stock outstanding on June 1, 2012.

**	Ownership of less than one percent of the outstanding Common Stock.

(1)

Includes 276,980 shares held beneficially through a partnership in which Gerald J. Rubin and Stanlee N. Rubin are partners. 1,237,726 shares of Common Stock held beneficially by Gerald J. Rubin are pledged to secure certain loans.

(2)	Includes shares subject to stock options that are exercisable within sixty days of June 1, 2012 as follows:

Options (#)
Gary B. Abromovitz	4,000
Thomas J. Benson	16,925
John B. Butterworth	4,000
Vincent D. Carson	15,375
Timothy F. Meeker	8,000
Darren G. Woody	16,000
Total	64,300

(3)

Based on the Schedule 13G/A filed on February 14, 2011. According to the filing, FMR LLC currently has sole dispositive power for 2,850,000 shares, shared dispositive power for zero shares, sole voting power for zero shares, and shared voting power for zero shares.

(4)

Based on the Schedule 13G/A filed on February 14, 2012. According to the filing, Dimensional Fund Advisors LP has sole dispositive power for 2,147,075 shares, shared dispositive power for zero shares, sole voting power for 2,098,618 shares, and shared voting power for zero shares.

(5)

Based on the Schedule 13G filed on February 13, 2012. According to the filing, EARNEST Partners, LLC currently has sole dispositive power for 1,826,054 shares, shared dispositive power for zero shares, sole voting power for 721,617 shares, and shared voting power for 322,227 shares.

(6)

Based on the Schedule 13G filed on February 8, 2012. According to the filing, Vanguard Group, Inc. currently has sole dispositive power for 1,617,859 shares, shared dispositive power for 44,967 shares, and sole voting power for 44,967 shares.

(7)

Based on the Schedule 13G/A filed on February 13, 2012. According to the filing, Columbia Wanger Asset Management, LLC and Columbia Acorn Trust jointly filed the Schedule 13G/A with respect to the Common Stock beneficially owned by each of them. According to the filing, together Columbia Wanger Asset Management, LLC and Columbia Acorn Trust have sole dispositive power for 1,660,000 shares, sole voting power for 1,610,000 shares and shared voting power for zero shares.

(8)

Based on the Schedule 13G/A filed on February 14, 2012. According to the filing, Wellington Management Company, LLP has sole dispositive power for zero shares, shared dispositive power for 1,598,798 shares, sole voting power for zero shares, and shared voting power for 1,134,252 shares

EXECUTIVE OFFICERS

The executive officers of the Company are Gerald J. Rubin, Thomas J. Benson and Vincent D. Carson. Mr. Rubin is also a Director of the Company and his biography is included above under “Proposal 1:  Election of Directors.”

THOMAS J. BENSON, age 55, has been Senior Vice President and Chief Financial Officer of the Company since August 2003. Mr. Benson served as Chief Financial Officer of Elamex, S.A. de C.V., a provider of manufacturing and shelter services, from June 2002 to August 2003, and as Chief Financial Officer of Franklin Connections / Azar Nut Company, a manufacturer, packager and distributor of candy and nut products, from May 1994 to June 2002. He has served as an investments director in two private investment firms and spent seven years in public accounting. He received his B.S. from St. Mary’s College and his Masters Degree of Taxation from DePaul University.

VINCENT D. CARSON, age 52, joined the Company in November 2001. He served in the capacity of Vice President, General Counsel and Secretary from November 2001 to September 2010.  Since September 2010, he has served as Senior Vice President, General Counsel and Secretary of the Company.  Prior to joining the Company, Mr. Carson had a 16 year legal career in private practice in El Paso, Texas.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis for the fiscal year ended February 29, 2012 to be included in the proxy statement for the Annual Meeting filed pursuant to Section 14(a) of the Exchange Act.  Based on its review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A for the Company’s Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2011.

Members of the Compensation Committee:

Gary B. Abromovitz, Chairman

Timothy F. Meeker

William F. Susetka

Darren G. Woody

This Report of the Compensation Committee is not “soliciting material,” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the following individuals are collectively referred to as the “named executive officers”:

•                  Gerald J. Rubin, Chairman of the Board of Directors, Chief Executive Officer and President;

•                  Thomas J. Benson, Senior Vice President and Chief Financial Officer; and

•                  Vincent D. Carson, Senior Vice President, General Counsel and Secretary.

We sometimes refer to Messrs. Benson and Carson as “other named executive officers”.

Executive Summary

The Compensation Committee oversees the compensation of our named executive officers and is responsible for evaluating our Chief Executive Officer’s performance in light of the goals and objectives of the Company.  The Compensation Committee has taken a number of actions since the beginning of fiscal 2012 to make our executive compensation program for our Chief Executive Officer and the other named executive officers more reflective of our performance and more responsive to shareholder interests.  Most significantly, the Company entered into a revised employment agreement (“Revised Agreement”) with Mr. Rubin, our Chief Executive Officer, that instituted substantial changes to his previous employment agreement and our pay practices.  The Revised Agreement became effective on October 11, 2011, the date of our 2011 annual general meeting of shareholders, and replaced Mr. Rubin’s previous employment agreement entered into in 1999 (“1999 agreement”).  At that annual general meeting, a very high percentage of our shareholders voted in favor of the compensation (including the Revised Agreement) of our named executive officers described in our 2011 proxy statement (“say on pay”), as well as compensation programs submitted to them for their approval. Those compensation programs included a new annual cash bonus plan named the Helen of Troy Limited 2011 Annual Incentive Plan (“2011 Bonus Plan”) and amendments to the Helen of Troy Limited 2008 Stock Incentive Plan (“2008 Stock Plan”), which is the Company’s primary equity award plan.

Historically, substantially all of Mr. Rubin’s compensation has been performance based.  The Revised Agreement became effective on October 11, 2011 and substantially changed the short-term and long-term performance elements and goals for our Chief Executive Officer’s incentive compensation.  As disclosed in the proxy statement relating to the “say on pay” vote for the 2011 annual general meeting, the changes pertaining to performance targets and goals under the Revised Agreement did not begin until fiscal 2013.  The Compensation Committee determined it could not implement the incentive compensation until fiscal 2013 because of the following:

•                                          almost two-thirds of the fiscal 2012 performance period had passed at the time the Revised Agreement became effective;

•                                          the Compensation Committee viewed establishing new performance goals when the performance period was substantially complete as a poor pay practice and not aligned with the best interests of the shareholders; and

•                                          because substantially all of fiscal 2012 performance period was complete, revising the performance goal would have resulted in an adverse tax consequence to the Company.

As a result, for fiscal 2012, Mr. Rubin’s incentive compensation continued to be effectively governed by a cash bonus performance plan originally adopted in 1997 (“1997 Bonus Plan”).  The Compensation Committee does not intend to continue to use this plan after fiscal 2012.  Beginning in fiscal 2013, Mr. Rubin’s cash bonus will be governed by the 2011 Bonus Plan. For additional information regarding the Revised Agreement and a comparison of the terms of the 1999 agreement and the Revised Agreement see “—Our Compensation Program for Our Chief Executive Officer—Revised CEO Employment Agreement,” and “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

A summary of the actions taken by the Compensation Committee since the beginning of fiscal 2012 includes the following:

Topic	Action	Rationale
Frequency of future advisory votes on executive compensation	Adopted annual advisory vote on executive compensation	To be responsive to shareholder preference for annual advisory votes on executive compensation
Term of employment of our Chief Executive Officer	Revised the employment agreement of our Chief Executive Officer to eliminate the daily renewing (“evergreen”) term of the agreement and to set a termination date of the agreement at February 28, 2015

To be responsive to shareholder views and to align the agreement with leading corporate governance and compensation practices and shareholder advisory group standards; eliminates an effectively perpetual severance obligation of the Company that had been increasing in recent years

Severance to our Chief Executive Officer

Revised the employment agreement of our Chief Executive Officer to reduce potential severance payable to the Chief Executive Officer over the term of the revised agreement with no severance at the end of the term

Eliminate a pay practice that we no longer deemed to be in the best interests of our shareholders
Perquisites to our Chief Executive Officer	Revised the employment agreement of our Chief Executive Officer to eliminate most perquisites.	Eliminate a pay practice that we no longer deemed to be in the best interests of our shareholders

Topic	Action	Rationale
Pay for Performance	Revised the employment agreement of our Chief Executive Officer to provide performance cash and equity payments based on different performance metrics	To further align our executives’ interests with our annual corporate goals and the interests of our shareholders
Elimination of Problematic Pay Practices

Revised the employment agreement of our Chief Executive Officer to eliminate several compensation provisions contained in the 1999 agreement, including, among other things, the elimination of certain tax gross-ups and other perquisites, the right to “guaranteed” grants of equity awards and the immediate vesting of those awards, as well as the addition of a more restrictive change in control payment trigger

Eliminate certain pay practices that we no longer deemed to be in the best interests of our shareholders
Equity compensation to our named executive officers

Revised our principal equity compensation plan to, among other matters, increase the number of shares available for grant and permit our Chief Executive Officer to participate in the plan, which was approved by our shareholders

To motivate our named executive officers to exert their best efforts on behalf of the Company and its subsidiaries and its affiliates by providing incentives through the granting of equity awards under the plan and to better align their interests with our shareholders’ interests

Annual incentives to our Chief Executive Officer	Adopted a new cash bonus plan, which was approved by our shareholders at our 2011 annual general meeting with annual compensation based on shareholder approved specific performance goals	To provide annual incentive awards to our Chief Executive Officer for achieving the Company’s short-term performance goals
“Clawback” of incentive compensation in the event of a financial restatement or misconduct	Revised our principal equity compensation plan and adopted a new cash bonus plan, both of which include a clawback provision	To discourage excessive risk-taking and misconduct on the part of the named executive officers
Hedging Policy	Revised our insider trading policy to prohibit executives from engaging in transactions (such as trading in options) designed to hedge against the value of the Company’s Common Stock	Consistent with leading governance practices and shareholder advisory group standards

Institutional Shareholder Services, Inc. evaluates certain risk indicators to provide a measure of concern of the governance-related risk of an entity across four areas of governance: board of directors, compensation/remuneration, shareholder rights, and audit (“GRId Score”). As a result of our pre-existing governance procedures and the compensation policies implemented in fiscal 2012, the Company’s GRId Score, as of the date of this proxy statement, is designated “low concern,” the most favorable GRId Score, in all four areas of governance.

Revised CEO Employment Agreement

Until October 11, 2011, the compensation of our Chief Executive Officer, Mr. Rubin, was governed by the 1999 agreement and the 1997 Bonus Plan.  While these compensation arrangements largely reflected a pay for performance philosophy, many aspects of the 1999 agreement did not reflect current best practices in executive compensation.  Moreover, since the 1999 agreement was entered into in 1999, the Company’s sales revenue has grown substantially.  Accordingly, in fiscal 2011, the Compensation Committee retained the services of independent counsel and an independent compensation consultant to negotiate a revised employment agreement with Mr. Rubin. Based upon the recommendation of the

Compensation Committee, on September 13, 2011, Mr. Rubin and the Company entered into the Revised Agreement, which became effective October 11, 2011, after the approval by our shareholders of certain proposed compensation plans at the 2011 annual general meeting of shareholders. We presented the provisions of the Revised Agreement to our shareholders in connection with that vote, and our shareholders voted overwhelmingly in favor of the compensation of our named executive officers described in our 2011 proxy statement and those compensation programs submitted for the shareholders’ approval.

The Compensation Committee believes the terms of the Revised Agreement incorporate best governance practices designed to benefit our shareholders.  While the Revised Agreement became effective on October 11, 2011, Mr. Rubin’s performance based compensation solely for the fiscal 2012 continued to be computed under the terms of the 1997 Bonus Plan.  Under the Revised Agreement, the short-term and long-term performance elements and goals for our Chief Executive Officer’s risk based compensation has been significantly changed.  However, these changes could not begin until fiscal 2013 since the fiscal 2012 performance period was nearly two-thirds completed.  Accordingly, for tax and pay practices reasons, the Compensation Committee determined to retain the existing performance pay structure for the remainder of fiscal 2012.  The Compensation Committee does not intend to continue to use this plan after fiscal 2012.  Beginning in fiscal 2013, Mr. Rubin’s cash bonus will be governed by the 2011 Bonus Plan.  For additional information regarding the Revised Agreement and a comparison of the terms of the 1999 agreement and the Revised Agreement see “—Our Compensation Program for Our Chief Executive Officer—Revised CEO Employment Agreement,” and “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Pay for Performance

Historically, substantially all of Mr. Rubin’s compensation has been performance based.  The Compensation Committee believes that performance based compensation aligns our executives’ interests with our annual corporate goals and that a significant portion of compensation to our named executive officers should be performance-based. As discussed above, for fiscal 2012, Mr. Rubin’s performance compensation was computed under the terms of the 1997 Bonus Plan.  His bonus under the 1997 Bonus Plan for fiscal 2012 was based on a pre-established performance target that has been approved by the Company’s shareholders.  This pre-established performance target was graduated percentage ranging from 5 percent to 10 percent of the annual earnings of the Company as computed under the 1997 Bonus Plan less his base salary. For additional information regarding the 1999 agreement and the 1997 Bonus Plan, see “—Our Compensation Program for Our Chief Executive Officer—1999 Agreement,” and “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

For fiscal 2013 and future years, Mr. Rubin’s performance compensation will be based on a balanced mix of equity and cash awards. Under the Revised Agreement and the 2011 Bonus Plan, the Compensation Committee uses targeted, performance-based compensation goals in our executive compensation program for our Chief Executive Officer.  These targets are specific performance goals that were approved by our shareholders at the 2011 annual general meeting, which are designed to incorporate performance criteria that promote our short-term and long-term business strategies, build long-term shareholder value and avoid encouraging excessive risk-taking. Accordingly, substantially all of our Chief Executive Officer’s pay will be “at risk,” or dependent upon both the Company’s and his own performance, for fiscal 2013.  For additional information regarding the Revised Agreement and the 2011 Bonus Plan, see “—Our Compensation Program for Our Chief Executive Officer—Revised CEO Employment Agreement,” and “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Fiscal 2012 Performance Overview

Despite the challenging retail environment and economy in our industry during fiscal 2012, we were able to meet a number of objectives aimed to further our core initiatives to grow our business and increase shareholder value, including:

•                  a return on average equity for fiscal 2012 of 15%;

•                  a cumulative total shareholder return over the past five fiscal years that exceeds both the NASDAQ Market Index and the Dow Jones-U.S. Personal Products, Broad Market Cap, Yearly, and Total Return Index;

•                  record net sales revenue of approximately $1.18 billion, an increase of 52.1 percent compared to fiscal 2011;

•                  record net income of approximately $110.4 million, an increase of 18.3 percent compared to fiscal 2011;

•                  the successful completion of many key initiatives and cost-saving objectives related to the integration of Kaz, Inc. into the Company, including some significant back-office staffing integrations and consolidation of facilities;

•                  the acquisition of PUR Water Purification Products, Inc. and certain other assets related to the PUR water filtration business, including manufacturing equipment, trademarks, customer lists, distribution rights, patents, and the goodwill of the PUR water filtration business; and

•                  the implementation of our upgraded Enterprise Resource Planning system, which includes significant new functionality in the areas of sales forecasting, transportation management, business intelligence, and product information management.

Overview of Compensation Practices

Oversight of Our Executive Compensation Program

The Compensation Committee oversees the compensation of our named executive officers and is composed entirely of independent Directors as defined under the listing standards of NASDAQ.  The Compensation Committee is responsible for evaluating the Chief Executive Officer’s performance in light of the goals and objectives of the Company.  It also makes compensation recommendations with respect to our other executive officers, including approval of awards for incentive compensation and equity-based plans.  The Compensation Committee and the Corporate Governance Committee also assist the Board of Directors in developing succession planning for our executive officers.

Objectives of Our Compensation Program

Our compensation program is designed to attract, motivate and retain key employees and to align the long-term interests of the named executive officers with those of our shareholders.  The philosophy that the Compensation Committee uses to set executive compensation levels and structures is based on the following principles:

•                  compensation for our executive officers should be linked to performance;

•                  a higher percentage of compensation should be performance-based as an executive officer’s range of responsibility and ability to influence the Company’s results increase;

•                  compensation should be competitive in relation to the marketplace; and

•                  outstanding achievement should be recognized.

In addition, we believe that our compensation programs for executive officers should be appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us.

The Role of Chief Executive Officer in Determining Executive Compensation

The Compensation Committee, working with the Chief Executive Officer, evaluates and approves all compensation regarding our named executive officers.  Our other named executive officers report directly to our Chief Executive Officer who supervises the day to day performance of those officers.  Accordingly, the Chief Executive Officer establishes the criteria and any targets used to determine bonuses, including each other named executive officer’s individual performance and Company-based performance factors, and makes recommendations to the Compensation Committee regarding salaries, bonuses and equity awards for the other named executive officers.  The Compensation Committee strongly considers the compensation recommendations and the performance evaluations of the Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans that are required to be submitted to the Board.  In deliberations or approvals regarding the compensation of the other named executive officers, the Compensation Committee may elect to invite the Chief Executive Officer to be present but not vote.  In any deliberations or approvals of the Compensation Committee regarding the Chief Executive Officer’s compensation, the Chief Executive Officer is not invited to be present.

Compensation Consultant and Other Advisers

The Compensation Committee has the independent authority to hire compensation, accounting, legal, or other advisors.  In connection with any such hiring, the Compensation Committee can determine the scope of the consultant’s assignments and their fees.  The scope of a consultant’s services may include providing the Compensation Committee with data regarding compensation trends, assisting the Compensation Committee in the preparation of market surveys or tally sheets or otherwise helping it evaluate compensation decisions.  In fiscal 2012, the Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant and Gibson, Dunn & Crutcher LLP as its independent legal counsel.

During fiscal 2012, Pearl Meyer assisted the Compensation Committee with respect to Mr. Rubin’s compensation program by:

•                  assisting in the design and negotiation of his revised compensation and employment agreement;

•                  advising on appropriate executive performance goals and metrics for Mr. Rubin;

•                  reviewing and recommending adjustments to Mr. Rubin’s pay structure;

•                  advising on market trends and developments; and

•                  advising on Mr. Rubin’s severance benefits.

See “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President” for a detailed description of the revised employment agreement with Mr. Rubin.  Pearl Meyer works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in meeting its responsibilities.  Pearl Meyer performs no other services for the Company and, to date, has not undertaken any projects on behalf of management.

2011 Executive Compensation Vote

At our 2011 annual general meeting of shareholders, our shareholders voted overwhelmingly in favor of the compensation of our named executive officers described in our 2011 proxy statement (“say on pay”), as well as several compensation programs submitted for the shareholders’ approval.  In addition to the “say on pay” proposal, at our 2011 annual general meeting of shareholders, we submitted to the shareholders for approval, the 2011 Bonus Plan and amendments to the 2008 Stock Plan.  In connection with the “say on pay” proposal, in addition to those plans, we presented the provisions of the Revised Agreement to our shareholders. As noted to the shareholders, the Revised Agreement would only be binding on Mr. Rubin and the Company if the Company’s shareholders approved the 2011 Bonus Plan and the amendments to the 2008 Stock Plan. In order to assist shareholders in understanding the provisions of the Revised Agreement and the 2011 Bonus plan and the amendments to the 2008 Stock Plan, members of the Compensation Committee and the Company’s investor relations group made personal visits and phone calls as part of our outreach effort to certain shareholders and their advisory services groups.

At our 2011 annual general meeting of shareholders, our shareholders voted in favor of the compensation of our named executive officers described in our 2011 proxy statement (“say on pay”),  our amendments to the 2008 Stock Plan, and our adoption of the 2011 Bonus Plan as follows:

Proposal	Approval Percentage (1)
Say on Pay	95.9%
Amendments to 2008 Stock Plan	79.3%
Adoption of 2011 Bonus Plan	93.2%

(1)

Votes cast in favor of the proposal as a percentage of total votes cast on the proposal (does not include broker non-votes or abstentions, which are not considered to be votes cast under the applicable laws of Bermuda).

In consideration of the results, the Compensation Committee acknowledged the support received from a very high percentage of our shareholders and viewed the results as confirmation of the Company’s existing executive compensation policies and decisions. It also considered shareholder feedback it received in connection with the 2011 annual general meeting and the proximity of that meeting to the end of fiscal 2012.  As a result, since the 2011 annual general meeting, we have not significantly changed our compensation principles and objectives in response to that vote.  Consistent with the recommendation of the Board of Directors of the Company in the 2011 proxy statement, the shareholders of the Company voted to hold the non-binding advisory “say on pay” vote on an annual basis at our 2011 annual general meeting. In response to this vote, the Company determined that a non-binding advisory “say on pay” vote will be held annually.

Our Compensation Program for Our Chief Executive Officer

Mr. Rubin is a co-founder of the Company, and he served as President of the Company prior to our initial public offering in 1971.  Mr. Rubin served as President, Chief Executive Officer, and Chairman of the Board of Directors from 1971 to 1984, and from 1984 to June 2000, he served as Chief Executive Officer and Chairman of the Board of Directors.  Since June 2000, Mr. Rubin has served as Chief Executive Officer, Chairman of the Board of Directors and President of the Company.  Mr. Rubin sets the overall strategic vision for our Company, and oversees the senior management team and the Company’s growth and acquisition strategy.

Elements of the Compensation Program for Our Chief Executive Officer

The principal components of compensation for our Chief Executive Officer are:

•                  base salary;

•                  performance-based incentive bonuses;

•                  equity grants (under the Revised Agreement);

•                  perquisites and other personal benefits (eliminated under the Revised Agreement); and

•                  post-termination benefits, including change of control benefits.

The Compensation Committee reviews total compensation for the Chief Executive Officer annually and evaluates his performance.  Each year, the Compensation Committee also certifies that the amounts of any bonus payments under the 1997 Bonus Plan (and in future years, under the 2011 Bonus Plan) have been accurately determined and that the performance targets approved by the shareholders, and any other material terms previously established by the Compensation Committee, were in fact satisfied.  The Compensation Committee believes that performance-based cash compensation should constitute a substantial portion of our Chief Executive Officer’s total compensation.  As a result, the Chief Executive Officer’s base salary has historically represented a comparatively small percentage of the Chief Executive Officer’s total compensation, and it continues to do so under the Revised Agreement. Historically, Mr. Rubin’s total compensation has been primarily performance-based and tied directly to the profitability of the Company.  Although the annual performance target under the 1997 Bonus Plan has historically determined a large portion of Mr. Rubin’s compensation and could be viewed as encouraging a short-term focus at the expense of sustained performance, we believe that several factors mitigate this risk and align his interests with the long-term interests of the Company and our shareholders.  First, as one of the largest beneficial owners of Common Stock, the Compensation Committee believes that Mr. Rubin has an incentive to maintain a long-term focus on sustainable performance.  Second, significant transactions that could influence short-term performance, such as acquisitions, are reviewed and approved by the Board of Directors.  Additionally, Mr. Rubin shares directly in the risk in any negative impact of underperforming strategic transactions because it reduces his compensation. Finally, beginning in fiscal 2013, under the Revised Agreement and the 2011 Bonus Plan, Mr. Rubin’s performance-based compensation will consist of a mix of cash and equity to provide an appropriate balance of incentives to achieve both the short-term and long-term goals of the Company.

1999 Employment Agreement

Until October 11, 2011, Mr. Rubin’s compensation was governed by the 1999 agreement, which was entered into in 1999.  The Revised Agreement replaced the 1999 agreement on October 11, 2011, the date of the approval of the 2011 Bonus Plan and the amendments to the 2008 Stock Plan by our shareholders at the 2011 annual general meeting.  While the Revised Agreement became effective on October 11, 2011 and substantially changed the short-term and long-term performance elements and goals for our Chief Executive Officer’s incentive compensation, those changes did not begin until fiscal 2013.  Because almost two-thirds of the fiscal 2012 performance period had passed at the time the Revised Agreement became effective and for other pay practice reasons, the Compensation Committee determined to retain the existing performance pay structure for the remainder of fiscal 2012.  As a result, for fiscal 2012, Mr. Rubin’s incentive compensation continued to be effectively governed by the 1997 Bonus Plan.

Any bonus earned under the 1997 Bonus Plan was based on a pre-established performance target that has been approved by the Company’s shareholders.  At the 2003 annual general meeting, the shareholders approved an amendment to the 1997 Bonus Plan to change the performance targets from a pre-tax fixed percentage of earnings to a pre-tax percentage of earnings based on a graduating scale.  Shareholders last approved the terms of the performance goals at the 2008 annual general meeting.  The performance targets provided that Mr. Rubin’s cash bonus would increase or decrease as pre-tax earnings increased or decreased, respectively.  This provided Mr. Rubin with an incentive to work to reward positive earnings performance and directly aligned his interests with those of our shareholders.  In connection with the amendment to the 1997

Bonus Plan in 2003, Mr. Rubin agreed to a reduction in the number of stock options he would otherwise have been entitled to receive under the 1999 agreement.  Between fiscal 2003 and fiscal 2012, Mr. Rubin did not receive any equity awards pursuant to the 1999 agreement because he was not eligible to receive grants of stock options under any of the Company’s equity compensation plans, including the 2008 Stock Plan, prior to its amendments in October 2011.  Because Mr. Rubin was not eligible to participate in the 2008 Stock Plan, the 1999 agreement provided that the Company use reasonable efforts to cause the Company’s shareholders to approve additional shares of Common Stock to enable the Company to grant options to Mr. Rubin as described in the 1999 agreement.  The Compensation Committee elected to not support any proposal to the shareholders for additional equity grants if it provided guaranteed option awards and did not conform to performance guidelines of good pay practices with an emphasis on long-term shareholder value.

In 2005, the Company and Mr. Rubin entered into an amendment to Mr. Rubin’s employment agreement reducing his employment term from five years to three years.  The Compensation Committee determined, and Mr. Rubin agreed, that the term reduction was in the best interests of our shareholders in order to effectively eliminate the tax “gross up” provision that otherwise would have been triggered in the event of a change in control of the Company.  By reducing the term of the employment agreement, the amendment also effectively reduced Mr. Rubin’s severance as a result of a termination following a change of control to a limit of 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Code.

Revised CEO Employment Agreement

As noted above, Mr. Rubin and the Company entered into the Revised Agreement in September 2011, which became effective upon the approval of the amendments to the 2008 Stock Plan by our shareholders at the 2011 annual general meeting. We presented the provisions of the Revised Agreement to our shareholders in connection with the approval of those compensation plans, and our shareholders voted overwhelmingly in favor of the compensation of our named executive officers described in our 2011 proxy statement and those compensation programs submitted for the shareholders’ approval.

The following chart provides a comparison of the terms of the 1999 agreement and the Revised Agreement.  The Compensation Committee believes the Revised Agreement reflects best practices in executive compensation and further aligns the interests of shareholders and Mr. Rubin.  For further information concerning the Revised Agreement, see “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Component	1999 Agreement	Revised Agreement

Term of agreement	Evergreen	Terminates February 28, 2015

Equity grants	Guaranteed options	Performance-based restricted stock units

	Immediately vested	Graduated vesting

Bonus plan	All cash	Mix of cash and equity

	Graduated percentage based on earnings from continuing operations	Graduated percentage based on Adjusted EBITDA (as defined below)

Tax gross-up	On perquisites	Eliminated

Other perquisites	Car and driver, disability insurance, lifetime welfare benefits	Substantially eliminated

Life insurance	Company paid premiums	Transfers ownership, and obligation to pay premiums, to CEO subject to performance conditions

Change in control (1) (2)	Modified single trigger	Double trigger

Severance (2)	Three years of annual base salary and incentive compensation	Reduced over term of agreement and eliminated after three years

(1)

The 1999 agreement provides that Mr. Rubin may receive specified severance benefits based on a modified single trigger, which means Mr. Rubin may terminate his employment within six months after a “change in control” (as defined in the 1999 agreement).  The Revised Agreement provides for specified severance benefits based on a double trigger, which means that such benefits are only available if, during his employment period, Mr. Rubin’s employment is terminated by the Company without “cause” or Mr. Rubin terminated his employment for “good reason,” in each case in connection with, or within 12 months following, a “change in control” (as those terms are defined in the Revised Agreement).

(2)

For further information concerning Mr. Rubin’s benefits under the 1999 agreement and the Revised Agreement in connection with the termination of Mr. Rubin’s employment, see “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

Base Salary of Our Chief Executive Officer

We provide our named executive officers and other employees with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year.  The 1999 agreement and the Revised Agreement set Mr. Rubin’s base salary at $600,000 per year. Mr. Rubin’s salary has remained at this level since 1999, with no increases for inflation or cost of living adjustments.  The Compensation Committee has not sought to increase Mr. Rubin’s salary because it believes that the majority of our Chief Executive Officer’s compensation should be attributed to the pre-established performance goals of the Company.

Performance-Based Incentive Bonuses for Our Chief Executive Officer

The Compensation Committee believes that performance-based awards align our executives’ interests with our annual corporate goals.  The Compensation Committee believes, however, that a significant portion of performance-based compensation at the Chief Executive Officer level is important to the success of the Company and to provide a form of incentive-based compensation to Mr. Rubin.

Under the 1997 Bonus Plan, Mr. Rubin’s incentive compensation fluctuated depending on the Company’s financial performance. Mr. Rubin’s incentive bonus under the 1997 Bonus Plan was capped at $15,000,000 in any one fiscal year. Under the Revised Agreement, Mr. Rubin continued to participate in the 1997 Bonus Plan for fiscal 2012. During fiscal 2012, Mr. Rubin was entitled to receive an annual cash incentive bonus based upon a graduated percentage ranging from 5 percent to 10 percent of the annual earnings of the Company as computed under the 1997 Bonus Plan less his base salary.  For fiscal 2012, annual earnings for the Company as computed under the 1997 Bonus Plan were approximately $128 million.  For more information regarding the 1997 Bonus Plan, see “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Mr. Rubin is entitled to participate in the 2011 Bonus Plan for which he will be entitled to receive an annual bonus during each of the fiscal years ended February 28, 2013, February 28, 2014 and February 28, 2015, based on the achievement of a graduated percentage of Adjusted EBITDA consisting of operating income (loss) before impairment charges plus depreciation and amortization charges,  in each case, as determined in accordance with GAAP plus the amount of Mr. Rubin’s bonus (without giving effect to any bonus received in respect of a transfer of Insurance Policies, as defined below) accrued during the applicable year.  The Compensation Committee thinks it is prudent to base Mr. Rubin’s performance bonus on this metric because it is a meaningful measure of the Company’s operating results and its ability to service its financial obligations and fund growth. The Adjusted EBITDA formula is subject to adjustment in the event that the Company or any of its subsidiaries consummates an acquisition of the stock or assets of another entity or business or divests any stock or assets of the Company or its subsidiaries. The Compensation Committee believes these adjustments properly modify performance targets under the 2011 Bonus Plan to account for the impact of acquisitions and divestitures and encourage transactions that are accretive to the Company, consistent with the Company’s long-term goals. Any such bonus that is earned and payable will be paid two-thirds in the form of cash or cash equivalents up to a maximum of $10,000,000.

To further encourage a long-term focus on sustainable performance, the remainder of the bonus will be paid in the form of restricted stock.  Any restricted stock will be granted under the 2008 Stock Plan and will vest, with respect to Mr. Rubin’s bonus for fiscal years 2013 and 2014, on February 28, 2015, and with respect to Mr. Rubin’s bonus for fiscal year 2015, on the date the Compensation Committee certifies the performance goals are achieved, in each case subject to Mr. Rubin’s continued employment with the Company (other than in the case of certain termination events as described below). The Compensation Committee believes this mix of cash and equity bonuses provide our Chief Executive Officer an appropriate balance of incentives to achieve both the short-term and long-term goals of the Company.  In the event there are insufficient shares of restricted stock available for issuance pursuant to the 2008 Stock Plan to satisfy amounts owing in respect of the annual bonus, the amount of the bonus which is not able to be satisfied in shares of restricted stock will be paid in the form of cash or cash equivalents.

Additionally, under the Revised Agreement and the 2011 Bonus Plan, three life insurance policies and the obligation to pay the associated premiums will be transferred to Mr. Rubin over the term of the agreement subject to the Company meeting certain performance conditions.  The amount of the annual bonus and value of the transfer of each of the life insurance policies (based on cash surrender values) is capped under the 2011 Bonus Plan. Specifically, the value of the transfer of the Guardian Insurance Policy will not exceed $3,000,000, the value of the transfer of the Sun Life Insurance Policy will not exceed $4,000,000 and the value of the transfer of the Metropolitan Insurance Policy will not exceed $7,000,000, in each case, based on the cash surrender value of the applicable policy. In order to encourage a long-term focus and align the interests of the Chief Executive Officer to our shareholders, the vast majority of the value of the transfer of these policies is concentrated in the latter half of the term of the Revised Agreement.  The 2011 Bonus Plan and the specific performance conditions related to the annual cash bonus and the transfer of the insurance policies were approved by the Company’s shareholders at the 2011 annual general meeting of shareholders.

Equity-Based Compensation for Our Chief Executive Officer

The 1999 agreement provided that Mr. Rubin was eligible to receive 250,000 stock options on a quarterly basis that immediately vested.  Mr. Rubin had not received any equity awards pursuant to the 1999 agreement since 2003 and was not eligible to receive grants of stock options under any of the Company’s equity compensation plans, including the 2008 Stock Plan prior to its amendments, in fiscal 2012. The Revised Agreement eliminated this quarterly grant of stock options.

The Compensation Committee believes that executive compensation should be linked, in part, to building long-term shareholder value. This objective is met by providing long-term incentives in the form of equity-based awards, such as performance-based restricted stock units. These grants make the performance of the Company’s Common Stock a targeted incentive. As part of this objective, pursuant to the Revised Agreement, Mr. Rubin received 700,000 restricted stock units (the “Performance RSUs”) in March 2012 that vest over three years if certain performance goals are achieved. These performance goals are based on the achievement of a graduated percentage of the ratio of (1) operating income (loss) after impairment charges, plus depreciation and amortization charges (subject to certain adjustments) to (2) average invested capital. The Compensation Committee elected to base the vesting of the Performance RSUs on this performance metric because it measures how effectively the Company is using its invested capital to generate positive returns for the Company. The Compensation Committee believes that the Performance RSUs will help better align the Chief Executive Officer’s interests with the shareholders.  Additionally, the target opportunity under the Performance RSUs is concentrated in the latter half of the term of the Revised Agreement in order to encourage a long-term focus.  For additional information regarding the performance conditions for the Performance RSUs, see “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Perquisites and Other Personal Benefits Provided to Our Chief Executive Officer

In fiscal 2012, the Company provided our Chief Executive Officer with limited perquisites and other personal benefits.  The Company is required to provide most of these benefits pursuant to the terms of the 1999 agreement.  The perquisites that were available to Mr. Rubin under the 1999 agreement include an automobile and a driver, all expenses of operating, maintaining and insuring the automobile, legal assistance, financial planning and tax return preparation up to $10,000 per year, reimbursement for certain medical care for himself and his wife, and disability insurance coverage. However, in fiscal 2012, Mr. Rubin did not request a driver for his automobile or medical care reimbursement or reimbursement for tax preparation fees.  Additionally, in May 2009, Mr. Rubin’s individual disability insurance policy expired and was not renewed.  The Revised Agreement eliminates all of these perquisites, effective October 11, 2011.  The Compensation Committee eliminated these perquisites because they are no longer deemed to be in the best interests of our shareholders.  Under the Revised Agreement, three life insurance policies and the obligation to pay the associated premiums will be transferred to Mr. Rubin over the term of the agreement subject to the Company meeting certain performance conditions.  For more information, see “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President.”  In fiscal 2012, with approval of the Board of the Directors, Mr. Rubin was reimbursed for a total of approximately $134,000 in personal legal fees in connection with the review and evaluation of the Revised Agreement.

The 1999 agreement also provided that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under his employment agreement, including certain travel expenses incurred by his spouse, and any taxes incurred by him with respect to these payments.  During fiscal 2012, there were no payments that resulted in reimbursable tax expense.  The Revised Agreement similarly provides that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under his employment agreement but does not provide for reimbursement of travel expenses incurred by his spouse or tax reimbursements.  The Company also provides other benefits to Mr. Rubin, such as participation in a 401(k) plan, including matching contributions, group medical, group life, and group dental insurance, as well as vacation and paid holidays.  These benefits are available to all our employees, including each named executive officer, and we believe they are comparable to those provided at other companies.

Potential Post-Termination Benefits for our Chief Executive Officer

Change in Control

The 1999 agreement provides that the Company must make certain payments to Mr. Rubin if he terminated his employment within six months after a “change in control” (as defined in the 1999 agreement), a so-called modified single trigger arrangement.  The Revised Agreement also provides Mr. Rubin with change of control benefits, but they are double triggered, meaning that they only are available if, during his employment period, Mr. Rubin’s employment is terminated by the Company without “cause” or Mr. Rubin terminated his employment for “good reason,” in each case in connection with, or within 12 months following, a “change in control” (as those terms are defined in the Revised Agreement).  The benefits under both the 1999 agreement and the Revised Agreement are more fully described under “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President” and “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

The change in control provisions are intended to ensure that we will retain the benefit of Mr. Rubin’s services without distraction in the face of a potential change in control and that Mr. Rubin will evaluate potential transactions on an objective basis.  The change in control provisions set forth in Mr. Rubin’s employment agreement may not be modified by the Compensation Committee without obtaining Mr. Rubin’s approval.

Severance

The 1999 agreement provides that, if Mr. Rubin’s employment was terminated by the Company without “cause” or if he terminated his employment for “good reason” (as those terms are defined in the 1999 agreement) or as a result of a “change in control,” then for the three years following any such event, he would have been entitled to receive, among other things, monthly payments of his base salary and annual bonus payments equal to the highest annual bonus paid to him in the preceding three years.  Mr. Rubin also would be entitled to receive certain benefits following a termination of his employment by reason of death or disability.  These benefits are more fully described under “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President” and “Executive Compensation – Potential Payments upon Termination or Change in Control.”  The 1999 agreement also provides for the immediate vesting of all options granted to Mr. Rubin if his employment was terminated by the Company without “cause,” if he terminated his employment for “good reason,” including in the event of a change of control, or if his employment was terminated for death or disability.

Under the Revised Agreement, if, during the employment period, Mr. Rubin terminates his employment for “good reason” or the Company terminates his employment without “cause,” in each case other than in connection with a “change in control” (as those terms are defined in the Revised Agreement), then the restrictions on restricted stock, restricted stock units and other stock wards granted to Mr. Rubin prior to the date of termination will be removed (other than the Performance RSUs for which the applicable performance conditions have not been achieved as of the date of termination) and all option awards granted to Mr. Rubin prior to the date of termination will vest.  In addition, he is entitled to $30,000,000 if his employment terminates before February 28, 2013, $20,000,000 if his employment terminates on or after February 28, 2013 but before February 28, 2014 and $15,000,000 if his employment terminates on or after February 28, 2014 but not later than February 28, 2015, payable in cash and/or shares of Common Stock at the Compensation Committee’s discretion.  Mr. Rubin also is entitled to receive certain benefits following a termination of his employment by reason of death or disability or a change of control and termination during the employment period.  These benefits are more fully described under “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President” and “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Because the Revised Agreement does not provide for any retirement benefits for Mr. Rubin following his termination with the Company, the Compensation Committee believes the severance provisions of the Revised Agreement are a competitive compensation element in the current executive labor market. As noted above, the Revised Agreement reduces the potential severance payable to our Chief Executive Officer over the term of the Revised Agreement, with no severance due to Mr. Rubin at the end of the term, because the Compensation Committee wanted to eliminate a pay practice it no longer deemed to be in the best interest of our shareholders. Additionally, the Compensation Committee believes that these revised severance provisions are more beneficial to the Company and its shareholders than having conducted negotiations with Mr. Rubin in the event of his termination under the terms of the 1999 agreement, which included an “evergreen” term.

The Company’s Compensation Program for Other Named Executive Officers

The Company’s other named executive officers are not party to employment agreements.  As a result, their compensation is reviewed and determined by the Compensation Committee on an annual basis.  The Compensation Committee may also review a named executive officer’s compensation if that executive officer is promoted or experiences a change in responsibilities.

Our other named executive officers report directly to our Chief Executive Officer who supervises the day to day performance of those officers.  Our Chief Executive Officer annually reviews our executive compensation program (other than for himself) and makes compensation recommendations to the Compensation Committee with respect to the named executive officers, among others.  The Compensation Committee strongly considers the recommendations of the Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans that are approved by the Board.  The Compensation Committee has engaged Equilar in order to gain access to its compensation database and uses the database in order to assist the Compensation Committee in evaluating compensation trends and market practice for the non-CEO named executive officers.

Elements of Our Compensation Program for Our Other Named Executive Officers

The principal components of compensation for our other named executive officers are:

•                  Base salary;

•                  Bonuses, including performance-based incentive bonuses;

•                  Long-term equity compensation; and

•                  Other personal benefits.

The Company has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.  Rather, the Compensation Committee reviews the performance of the Company and the individuals and determines the appropriate level and mix of compensation elements.

Base Salary of Our Other Named Executive Officers

The Company provides our other named executive officers with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year.  In setting or increasing base salaries, the Compensation Committee strongly considers the recommendations made by our Chief Executive Officer.  In addition, the committee considers each executive’s job responsibilities, qualifications, experience, performance history and length of service with the Company and comparable salaries paid by our competitors.  The Compensation Committee may, in its discretion, change the base salary of other named executive officers based on that named executive officer’s performance.  No change in base salary of either of the other named executive officer was made in fiscal 2012.

Annual Incentive Bonuses for Our Other Named Executive Officers

Performance-based awards are intended to align executives’ interests with our annual corporate goals.  Annual incentive bonuses take into account both individual and corporate performance, including the Company’s earnings.  While the amount of funds available for distribution as bonuses varies with Company earnings, the actual amount that may be distributed is subjectively determined each year considering recommendations made by our Chief Executive Officer and reviewed by the Compensation Committee.

For fiscal 2012, the Chief Executive Officer established an annual incentive target for each of Messrs. Benson and Carson, which is expressed as a percentage of the executive’s base salary paid during fiscal 2012.  For fiscal 2012, the annual incentive target was set at 30% for Messrs. Benson and Carson.  As a result, Mr. Benson was eligible to receive up to $123,000 related to this bonus, and Mr. Carson was eligible to receive up to $82,500.  After the end of fiscal 2012, the Chief Executive Officer reviewed the Company’s financial results and condition and the executive officer’s individual performance for fiscal 2012.  No specific weights were applied to any factor.  The Chief Executive Officer noted that the Company performed admirably in fiscal 2012, despite a challenging environment. This was evidenced by, among other things, record sales revenue of approximately $1.18 billion and record net income of approximately $110.4 million. As a result of this analysis and considering the individual performance of these executive officers, the annual incentive award percentage payout for Messrs. Benson and Carson was 100% of their target annual incentive opportunity.  These bonuses were reviewed and approved by the Compensation Committee.

Although incentive bonuses are primarily based on individual and corporate performance, in some circumstances the Compensation Committee may provide additional discretionary bonus awards.  The Compensation Committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our executive officers.  In fiscal 2012 a holiday bonus of $2,500 was awarded to Mr. Benson and Mr. Carson.  The remainder of Messrs. Benson’s and Carson’s bonuses for fiscal 2012 was discretionary and recommended by the Chief Executive Officer in recognition of the Company’s financial performance and the significant efforts of Messrs. Benson and Carson in connection with their substantial work on achievements of the Company in fiscal 2012. Mr. Benson received a discretionary bonus of $161,500 for his efforts related to the acquisition of the PUR water filtration business, the integration initiatives related to Kaz, Inc. and the upgrading of the Company’s Enterprise Resource System. Mr. Carson received a discretionary bonus of $75,000 for his efforts related to the acquisition of the PUR water filtration business.

Long-Term Equity Compensation for Our Other Named Executive Officers

At the 2008 annual general meeting of shareholders, the Company’s shareholders approved the 2008 Stock Plan, which the Company uses to grant equity awards to its named executive officers and to key employees.  Equity-based compensation and ownership give these individuals a continuing stake in the long-term success of the Company, and the delayed vesting of stock options helps to encourage retention.  The Compensation Committee and the Board of Directors believe that the executive officers and key employees of the Company should be rewarded for earnings performance that may result from their efforts and believe this should be accomplished, in part, by awarding equity compensation to these individuals, which increase their stake in the Company’s long-term success and further align their interests with those of shareholders.  For more information regarding the Company’s long-term equity compensation, see “Executive Compensation – Equity Compensation Plan Information.”

At the 2008 annual general meeting of shareholders, the Company’s shareholders also approved the 2008 Employee Stock Purchase Plan (the “2008 ESPP”). All employees that own less than five percent of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries are eligible to participate in the 2008 ESPP, including the named executive officers.  During fiscal 2012, Thomas J. Benson, one of our named executive officers, participated in the 2008 ESPP.  Under the plan, employees are entitled to purchase shares of the Company’s Common Stock at a discount to market value.  The purchase price is 85 percent of the closing sale price of the Common Stock on NASDAQ on either the first day or last day of each option period, whichever is less.  As of February 29, 2012, 239,269 shares remain available for issuance under the 2008 ESPP.  For an additional discussion of the material terms of the 2008 ESPP, see “Executive Compensation – Equity Compensation Plan Information - Employee Stock Purchase Plan.”

Other Benefits Provided for Our Other Named Executive Officers

We provide other benefits to the named executive officers, such as participation in a 401(k) plan, including matching contributions, group medical, group life and group dental insurance, as well as vacation and paid holidays.  These benefits are available to all our employees, including each named executive officer, and we believe they are comparable to those provided at other companies.

Equity Grant Practices

Grants of stock options are made without regard to anticipated earnings or other material announcements by the Company.  Under the 2008 Stock Plan, the exercise price of stock options granted under the plan may not be less than the closing price of our Common Stock on NASDAQ on the date of the grant.  The vesting period of options for other named executive officers has historically been over a five year period at the graduated rate per year of 10, 15, 20, 25, and 30 percent.  The Compensation Committee believes that these vesting terms encourage retention of our executive officers.  The Compensation Committee may, however, adjust the vesting of options as it deems necessary under the circumstances.  Our Compensation Committee normally determines any annual grants of stock options to other named executive officers and employees on the next business day following the filing of the Company’s annual report on Form 10-K. The Board of Directors has not adopted stock ownership guidelines for our Chief Executive Officer principally because the Chief Executive Officer is a founder of the Company and has been one of the largest beneficial owners of Common Stock since the Company’s inception.

Tax Implications of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its principal executive officer and each of its other three most highly paid executive officers other than the Chief Financial Officer.  There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements.  Annual cash incentive compensation and stock option awards are generally forms of performance-based compensation that meet those requirements and, as such, are fully deductible.

Grants of stock options to our named executive officers under our 2008 Stock Plan and the grant of the Performance RSUs are intended to comply with Section 162(m) for treatment as performance-based compensation.  Therefore, we expect to be able to deduct compensation of our named executive officers related to compensation under each of these plans.  Mr. Rubin will receive the Performance RSUs that vest on a graduated basis if certain performance conditions are achieved.

The incentive cash bonus payments to our Chief Executive Officer under the 1997 Bonus Plan and the 2011 Bonus Plan are intended to be designed to comply with Section 162(m) for treatment as performance based compensation.  Section 162(m) allows companies to deduct, for federal income tax purposes, certain performance-based compensation over $1,000,000.  The material terms of the pre-established performance goals for the awards under the 1997 Bonus Plan and the 2011 Bonus Plan must be approved by the shareholders every five years in order for the Company to be eligible to deduct for tax purposes the incentive awards paid under those plans.  The Company’s shareholders last approved the terms of the performance goals under the 1997 Bonus Plan at the 2008 annual general meeting. The Company’s shareholders approved the terms of the 2011 Bonus Plan at the 2011 annual general meeting.

The Compensation Committee has considered and will continue to consider tax deductibility in structuring compensation arrangements.  However, the Compensation Committee retains discretion to establish executive compensation arrangements that it believes are consistent with the principles described earlier and in the best interests of our Company and its shareholders, even if those arrangements may not be fully deductible under Section 162(m).

EXECUTIVE COMPENSATION

The following table sets forth the summary of compensation earned during fiscal 2010 through fiscal 2012 by the Company’s Chief Executive Officer, Chief Financial Officer and one other executive officer whose total compensation exceeded $100,000 and who was serving as an executive officer at the end of the fiscal 2012 (such persons referred to collectively, as the “named executive officers”).

Summary Compensation Table

				Option	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Total
Name and principal position	Year	($)	($)(1)	($)(2)	($)(3)	($)

Gerald J. Rubin	2012	600,000	12,195,071	-	222,179	13,017,250
Chairman, Chief Executive	2011	600,000	10,569,299	-	104,638	11,273,937
Officer, and President	2010	600,000	8,213,019	-	92,730	8,905,749

Thomas J. Benson	2012	410,000	287,000	99,098	11,174	807,272
Senior Vice President	2011	410,000	288,769	-	11,325	710,094
and Chief Financial Officer	2010	410,000	115,769	38,250	1,242	565,261

Vincent D. Carson	2012	275,000	160,000	99,098	11,042	545,140
Senior Vice President, General	2011	262,500	239,327	-	10,425	512,252
Counsel and Secretary	2010	250,000	74,615	38,250	882	363,747

(1)	Mr. Rubin’s bonuses were calculated and awarded pursuant to the 1997 Bonus Plan.

(2)

These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, as required under SEC rules. Further information regarding the awards is included in “Grants of Plan-Based Awards in Fiscal Year 2012,” “Outstanding Equity Awards at Fiscal Year-End 2012” and “Equity Compensation Plan Information.” Assumptions used in the calculation of the grant date fair value of these options are discussed in Note (15) to the Company’s audited financial statements for the fiscal year ended February 29, 2012, included in the Company’s Annual Report on Form 10-K for the year then ended, filed with the SEC on April 30, 2012.

(3)

This column reports all other compensation for the covered fiscal year that the Company could not properly report in any other column of the Summary Compensation Table. Details regarding the amounts in this column for fiscal 2012 are provided in the table entitled “All Other Compensation for Fiscal Year 2012” set forth on the following page.

In fiscal 2012, the following compensation was paid to our named executive officers, which comprises “All Other Compensation”:

All Other Compensation for Fiscal Year 2012

					Life
		Group Life	Auto	Legal	Insurance
	401(k) Plan	Insurance	Lease	Fees	Benefit	Total
Name	($)	($)	($)	($)(1)	($)(2)	($)
Gerald J. Rubin	9,800	4,191	15,797	133,848	58,543	222,179
Thomas J. Benson	9,752	1,422	-	-	-	11,174
Vincent D. Carson	9,800	1,242	-	-	-	11,042

(1)	Represents the reimbursement of Mr. Rubin’s legal fees incurred in connection with the review and evaluation of the Revised Agreement.

(2)

Includes amounts attributable to the economic benefit received for executive and survivorship life insurance policies. The economic benefit of such policies totaled $58,543 in fiscal 2012. For fiscal 2012, the Board of Directors directed that premium payments in the total amount of $414,556 be made towards the next year’s premiums.

In fiscal 2012, the following share-based compensation was awarded to the named executive officers:

Grants of Plan-Based Awards in Fiscal Year 2012

All Other
		Option Awards;		Grant Date
		Number of	Exercise or	Fair Value
		Securities	Base Price	of Stock
		Underlying	of Option	and Option
		Options	Awards	Awards
Name	Grant Date	(#)	($/Sh)	($) (1)
Thomas J. Benson	5/17/2011	7,500	32.90	99,098

Vincent D. Carson	5/17/2011	7,500	32.90	99,098

(1)

Mr. Benson’s and Mr. Carson’s options were granted under the 2008 Stock Plan with original vesting terms over a five year period at the graduated rate per year of 10, 15, 20, 25, and 30 percent. The amount shown in this column is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, as required under SEC rules. Assumptions used in the calculation of the grant date fair value of these options are discussed in Note (15) to the Company’s audited financial statements for the fiscal year ended February 29, 2012, which are included in the Company’s Annual Report on Form 10-K for the year then ended, filed with the SEC on April 30, 2012.

The following table sets forth certain information with respect to outstanding equity awards at February 29, 2012 with respect to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2012

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexerciseable	($)	Date (1)
Thomas J. Benson (2)	50	-	21.21	8/22/13
	4,125	-	18.00	11/25/15
	5,250	2,250	26.14	5/15/17
	2,250	2,750	22.46	8/19/18
	1,250	3,750	18.80	5/15/19
	-	7,500	32.90	5/17/21

Vincent D. Carson (3)	5,000	-	14.02	11/1/12
	5,000	-	23.38	12/1/13
	4,000	-	18.00	11/25/15
	3,375	4,125	22.46	8/19/18
	1,250	3,750	18.80	5/15/19
	-	7,500	32.90	5/17/21

(1)	All options listed in this table have an expiration date ten years from the date of grant.

(2)	Mr. Benson’s options were granted with five equal annual vesting periods commencing on the first anniversary of each grant date at graduated rates per year of 10, 15, 20, 25, and 30 percent.

(3)	Mr. Carson’s options were granted with five equal annual vesting periods commencing on the first anniversary of each grant date at graduated rates per year of 10, 15, 20, 25, and 30 percent.

The following table provides information on all exercises of stock options by our named executive officers during fiscal 2012:

Option Exercises

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gerald J. Rubin	1,625,000	34,422,588

EMPLOYMENT CONTRACT FOR CHAIRMAN OF THE BOARD,

CHIEF EXECUTIVE OFFICER AND PRESIDENT

Mr. Rubin and the Company entered into the Revised Agreement in September 2011, which became effective on October 11, 2011, the date of the approval of the 2011 Bonus Plan and the amendments to the 2008 Stock Plan by our shareholders at the 2011 annual general meeting.  The Revised Agreement replaced the 1999 agreement.  While the Revised Agreement became effective on October 11, 2011 and substantially changed the short-term and long-term performance elements and goals for our Chief Executive Officer’s incentive compensation, those changes did not begin until fiscal 2013.  Because almost two-thirds of the fiscal 2012 performance period had passed at the time the Revised Agreement became effective and for tax and other pay practice reasons, the Compensation Committee determined to retain the existing performance pay structure for the remainder of fiscal 2012.  As a result, for fiscal 2012, Mr. Rubin’s incentive compensation, which represents substantially all of Mr. Rubin’s compensation, continued to be effectively governed by the 1997 Bonus Plan.

1999 Agreement

Mr. Rubin serves as the Company’s Chief Executive Officer and President and the 1999 agreement provided for an annual base salary of $600,000.  Under the 1999 agreement, Mr. Rubin was eligible to receive an annual cash bonus payable in accordance with the 1997 Bonus Plan. The term of Mr. Rubin’s employment under the 1999 agreement was three years and automatically renewed daily for a three year term.

The annual cash bonus under the 1997 Bonus Plan to Mr. Rubin was payable based on the earnings achieved by the Company in any applicable fiscal year according to the following scale:

Amount Of Bonus Payable As A	Amount Of Earnings (“ECO”) Achieved By
Percent Of Earnings (“ECO”)	The Company In The Applicable Fiscal Year
5%	$	- 0 -	to	$30,000,000
6%		$30,000,001	to	$40,000,000
7%		$40,000,001	to	$50,000,000
8%		$50,000,001	to	$60,000,000
9%		$60,000,001	to	$70,000,000
10%		$70,000,001	or more

For the purposes of the bonus calculation, “earnings”, also referred to as “ECO” (as defined in the 1997 Bonus Plan), means the sum of the consolidated income from continuing operations before giving effect to Mr. Rubin’s bonus and all income taxes of the Company and its subsidiaries, minus extraordinary income, plus extraordinary expenses, minus capital gains, and plus capital losses. All components of the calculation are required to be determined in accordance with GAAP. The base salary paid to Mr. Rubin in the fiscal year then reduced the amount of the incentive bonus calculated above.

On February 14, 2011, the Compensation Committee approved an amendment to the 1997 Bonus Plan to provide that with respect to the performance period for the Company’s fiscal year ending February 29, 2012 and for each performance period thereafter, ECO was reduced by $10 million for the purpose of computing the bonus payable to the Company’s Chief Executive Officer under the provisions of the plan.  Mr. Rubin’s incentive bonus for any fiscal year cannot exceed $15,000,000.  For fiscal 2012, Mr. Rubin received an annual cash bonus of $12,195,071.

Shareholder approval of the material terms of the 1997 Bonus Plan permits the Company to deduct, for federal income tax purposes, certain performance-based compensation over $1,000,000 paid to the Chief Executive Officer and certain other named executive officers under the 1997 Bonus Plan. The material terms of the pre-established performance goals for the awards under the 1997 Bonus Plan were required to be approved by the shareholders every five years in order to permit the Company to continue to deduct fully for tax purposes the incentive awards paid under the 1997 Bonus Plan.  At the Company’s 2008 annual general meeting of shareholders in August 2008, the Company’s shareholders approved the terms of the performance goals under the 1997 Bonus Plan.  The Company’s shareholders also approved amendments to the 1997 Bonus Plan to correct certain clerical errors and to clarify the timing of payments under the 1997 Bonus Plan in compliance with the requirements of Section 409A of the Code.  In December 2008, the Compensation Committee approved and the Company and Mr. Rubin executed an amendment to the 1999 agreement, effective as of December 30, 2008.  The intent of the amendment was to make the provisions of Mr. Rubin’s employment agreement comply with the applicable requirements of Sections 409A and 457A of the Code.

During the portions of fiscal 2012 during which Mr. Rubin’s compensation was governed by the 1999 agreement, the Company was required to provide Mr. Rubin with certain perquisites and other personal benefits pursuant to the terms of the 1999 agreement, although, as discussed below, Mr. Rubin did not request several of these benefits. The 1999 agreement provided for the following perquisites:

•

Automobile. The Company provided Mr. Rubin with an automobile. All expenses of operating, maintaining, and insuring the automobile were paid by the Company. Mr. Rubin was also entitled to have a driver at the Company’s expense, but in fiscal 2012 he did not request this perquisite. Mr. Rubin no longer receives this benefit under the Revised Agreement.

•

Legal Assistance, Financial Planning, and Tax Return Preparation. The Company agreed to pay for, or reimburse Mr. Rubin for, up to $10,000 per year for expenses incurred in connection with his obtaining routine legal assistance, financial planning and tax return preparation. In fiscal 2012, with approval from the Board of Directors, Mr. Rubin was reimbursed for a total of $133,848 in personal legal fees incurred in connection with the review and evaluation of the Revised Agreement. In fiscal 2012, Mr. Rubin did not request reimbursement for tax return preparation fees. Mr. Rubin no longer receives this benefit under the Revised Agreement.

•

Medical Care Reimbursement. Mr. Rubin was entitled to reimbursement for medical care for himself and his wife, to the extent those expenses were not reimbursed by insurance. In fiscal 2012, Mr. Rubin did not request this perquisite. Mr. Rubin no longer receives this benefit under the Revised Agreement.

•

Disability Insurance. Since Mr. Rubin reached age 65 during fiscal 2009, the Company no longer provides supplemental disability insurance, as it had previously. Mr. Rubin is also covered by our group disability insurance policy, which is generally available to all our employees.

•

Life Insurance. Prior to fiscal 2002, the Company paid premiums on an executive universal life insurance policy on the life of Mr. Rubin in the initial insured amount of $5,000,000. In June 2000, the Company and Mr. Rubin entered into a split-dollar agreement, pursuant to which the Company is entitled to reimbursement for all premiums it has paid on the policy out of any death benefits paid on the life of Mr. Rubin. No premiums have been paid on the policy since fiscal 2002. As of February 29, 2012, the total aggregate death benefit under the policy was $5,062,054, the aggregate cash surrender value of the policy was $62,054 and the aggregate premiums paid by the Company since inception of the policy was $922,774.

Prior to July 2003, the Company also had paid premiums for survivorship life insurance policies on the lives of Mr. and Mrs. Rubin in the initial aggregate insured amount of $29,000,000. The Company and a trust established for the benefit of Mr. and Mrs. Rubin, which was the owner of the life insurance policies (the “Trust”), entered into a split-dollar insurance agreement in March 1994 whereby the Trust agreed to repay the Company all of the premiums paid under the policies from the proceeds of the policies. The Trust owned the policies and collaterally assigned the proceeds from these policies as collateral for the obligation to repay the aggregate premiums paid by the Company under these policies. In July 2003, the Trust and the Company entered into a split-dollar life insurance agreement under which the Trust transferred ownership of the policies to the Company. Upon the death of the second to die of Mr. and Mrs. Rubin, the Company will receive the cash surrender value of the policies, and the Trust will receive the balance of the proceeds. The Company will also be entitled to the cash surrender value of the policies if the policies are cancelled. The Board of Directors decides annually whether to pay annual premiums on the policies.  During fiscal 2012, the Board of Directors decided to make payments of $414,556 toward the next year’s premiums. As of February 28, 2012, the total aggregate death benefit of the policies was $33,860,274, the aggregate cash surrender value of the policies was $9,292,722 and the aggregate premiums paid by the Company since inception of the policies was $7,008,266. Under the terms of the Revised Agreement, the policies will transfer to Mr. Rubin if certain performance conditions are met. See “—Revised Agreement” below for additional information.

The Company also provides other benefits to Mr. Rubin, such as a 401(k) plan (including matching contributions), group medical, group life and group dental insurance, as well as vacation and paid holidays. These benefits are available to all our employees, including each named executive officer, and we believe they are comparable to those provided at other companies.

The 1999 agreement provided that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under the 1999 agreement, including travel expenses incurred by his spouse if she traveled with him while he performed his obligations under the employment agreement.  During fiscal 2012, there was no reimbursement of spousal travel expenses.  Under the 1999 agreement, the Company also reimbursed Mr. Rubin for any taxes incurred by him with respect to these payments. During fiscal 2012, there were no payments that resulted in reimbursable tax expense.  Mr. Rubin no longer receives this benefit under the Revised Agreement.

Revised Agreement

Pursuant to the Revised Agreement, Mr. Rubin continues to serve as the Chairman of the Board and the Company’s Chief Executive Officer and President for a fixed term that, subject to earlier termination by either party, ends on February 28, 2015.  The Revised Agreement does not automatically renew at the end of the term (in contrast to the 1999 agreement, which renewed daily).

The Revised Agreement provides that Mr. Rubin is eligible to receive an annual base salary of $600,000 and receive an annual bonus payable, with respect to fiscal year 2012, in cash pursuant to the 1997 Bonus Plan (for which the terms of Mr. Rubin’s participation are described under “1999 Agreement” above), and with respect to fiscal years 2013, 2014 and 2015, payable as a mix of cash or cash equivalents and restricted stock pursuant to the 2011 Bonus Plan.

Under the 2011 Bonus Plan, Mr. Rubin’s bonus is based on the Company’s achievement of Adjusted EBITDA.  “Adjusted EBITDA” is defined as operating income (loss) before impairment charges plus depreciation and amortization charges, in each case, of the Company and its subsidiaries, as determined in accordance with GAAP plus the amount of Mr. Rubin’s bonus (without giving effect to any bonus received in respect of a transfer of Insurance Policies, as defined below) accrued during the applicable year.  The Adjusted EBITDA formula is subject to adjustment in the event that the Company or any of its subsidiaries consummates (1) an acquisition of the stock or the operating, income or revenue producing assets of any entity whether through a merger, consolidation, combination, asset purchase or similar transaction or (2) a divestiture of the stock or the operating, income or revenue producing assets of the Company or any subsidiary or other entity consolidated or combined with or included in the financial statements of the Company and its subsidiaries whether through a merger, consolidation, combination, asset sale, spin-off, or similar transaction.

For each of fiscal years 2013, 2014 and 2015, Mr. Rubin’s bonus will be calculated by multiplying the applicable percentage by Adjusted EBITDA, as set forth in the table below, subject to a maximum bonus of $25,000,000:

Performance Conditions for the Annual Bonus

Original Performance Tier			Adjusted Performance Tier (1)
Greater Than	Less Than or Equal to	Performance Tier Adjustment (1)	Greater Than	Less Than or Equal to	Amount of Bonus Payable as a % of Adjusted EBITDA
($ in Millions)	($ in Millions)	($ in Millions)	($ in Millions)	($ in Millions)
------	$-	$35.5	------	$35.5	0.0%
$-	$50.0	$35.5	$35.5	$85.5	2.0%
$50.0	$75.0	$35.5	$85.5	$110.5	3.5%
$75.0	$100.0	$35.5	$110.5	$135.5	5.0%
$100.0	$125.0	$35.5	$135.5	$160.5	6.0%
$125.0	$150.0	$35.5	$160.5	$185.5	7.0%
$150.0	$175.0	$35.5	$185.5	$210.5	8.0%
$175.0	------	$35.5	$210.5	------	8.5%

(1)          Under the terms of the Revised Agreement, performance tiers are subject to adjustment for acquisitions and divestitures.  On December 30, 2011, the Company acquired the PUR water filtration business from Procter & Gamble Company and certain of its affiliates.  Under the terms of the 2011 Bonus Plan, as a result of the acquisition, the performance tiers are adjusted for either (1) the pro rata historical Adjusted EBITDA reported by the acquired business in the four fiscal quarters immediately preceding the acquisition date or (2) if the Compensation Committee determines that the modification of the performance tiers would not be practicable or appropriate to fairly reflect the impact of the acquisition, then the forecasted impact of the acquisition to Adjusted EBITDA.  The adjusted performance tiers reflected in the table above reflect the Adjusted EBITDA, after giving effect to the $35.5 million adjustment required under the 2011 Bonus Plan for the PUR water filtration business acquisition.  In determining the adjustment, the Compensation Committee determined to use the forecasted impact of the PUR water filtration business acquisition based on the fiscal 2013 annual operating plan for the acquisition.

Mr. Rubin’s annual bonus under the 2011 Bonus Plan is payable two-thirds in the form of cash or cash equivalents, up to a maximum of $10,000,000, and the remainder in the form of restricted stock (subject to availability of shares under the 2008 Stock Plan).  The shares of restricted stock will vest, with respect to Mr. Rubin’s bonus for fiscal years 2013 and 2014, on February 28, 2015, and with respect to Mr. Rubin’s bonus for fiscal year 2015, upon the Compensation Committee’s certification of the attainment of the Adjusted EBITDA goal for fiscal year 2015, in each case subject to Mr. Rubin’s continued employment with the Company (other than in the event of certain termination events as described below).

Pursuant to the Revised Agreement, in March 2012 Mr. Rubin received a grant of 700,000 restricted stock units (the “Performance RSUs”) under the 2008 Stock Plan, which may be earned in tranches based on the Company’s achievement of specified EBITDA ROIC (as defined below) goals for fiscal years 2013, 2014 and 2015.  Any earned Performance RSUs are subject to additional time-based vesting requirements, as follows:

•

Tranche 1 Performance RSUs. Up to 100,000 Performance RSUs may be earned based on the Company’s achievement of EBITDA ROIC goals for fiscal year 2013, as set forth below. Earned Tranche 1 Performance RSUs, if any, are subject to additional time-based vesting conditions, with 33.4% vesting upon the Compensation Committee’s certification of the attainment of the EBITDA ROIC goal for fiscal year 2013, 33.3% vesting on February 28, 2014 and 33.3% vesting on February 28, 2015, in each case subject to Mr. Rubin’s continued employment with the Company (other than in the event of certain termination events as described below).

•

Tranche 2 Performance RSUs. Up to 200,000 Performance RSUs may be earned based on the Company’s achievement of EBITDA ROIC goals for fiscal year 2014, as set forth below. Earned Tranche 2 Performance RSUs, if any, are subject to additional time-based vesting conditions, with 66.7% vesting upon the Compensation Committee’s certification of the attainment of the EBITDA ROIC goal for fiscal year 2014 and 33.3% vesting on February 28, 2015, in each case subject to Mr. Rubin’s continued employment with the Company (other than in the event of certain termination events as described below).

•

Tranche 3 Performance RSUs. Up to 700,000 Performance RSUs (less the number of Tranche 1 Performance RSUs and Tranche 2 Performance RSUs previously earned, if any) may be earned based on the Company’s achievement of EBITDA ROIC goals for fiscal year 2015, as set forth below. Earned Tranche 3 Performance RSUs, if any, vest in full upon the Compensation Committee’s certification of the attainment of either the EBITDA ROIC goal for fiscal year 2015 or the three-year average EBITDA ROIC goal for fiscal years 2013-2015, subject to Mr. Rubin’s continued employment with the Company (other than in the event of certain termination events as described below).

Performance Conditions for the Performance RSUs

Tranche 1			Tranche 2			Tranche 3
If FYE 2/13 EBITDA ROIC is:		Units Earned	If FYE 2/14 EBITDA ROIC is:		Units Earned	If FYE 2/15 EBITDA ROIC or 3-year average EBITDA ROIC is:		Units Earned
Greater than:	But less than:		Greater than:	But less than:		Greater than:	But less than:
	7.00%	0		7.00%	0		7.00%	0
7.00%	8.50%	25,000	7.00%	8.75%	50,000	7.00%	9.00%	175,000	Less shares previously earned
8.50%	9.50%	50,000	8.75%	10.00%	100,000	9.00%	10.50%	350,000	Less shares previously earned
9.50%	10.50%	75,000	10.00%	11.25%	150,000	10.50%	12.00%	525,000	Less shares previously earned
10.50%		100,000	11.25%		200,000	12.00%		700,000	Less shares previously earned

“EBITDA ROIC” means, a ratio of (1) operating income (loss) after impairment charges, plus depreciation and amortization charges, plus, to the extent included in income (loss) above, any impairment charges, in each case, of the Company and its subsidiaries as determined in accordance with GAAP, but in the case of impairment charges solely to the extent such charges result from capital market and/or economic conditions creating a stock market trigger that requires testing for and recording of impairments under GAAP which cannot be attributed to any fundamental change in the underlying current or expected operating cash flows associated with the impaired assets, as reflected in the financial statements of the Company and its subsidiaries and the notes thereto (after taking into account the Company’s effective income tax rate) to (2) Average Invested Capital.  “Average Invested Capital” is defined as the sum of total assets (disregarding any impairment charges during the applicable fiscal year), minus total current liabilities, plus indebtedness for borrowed money included in total current liabilities, in each case, of the Company and its subsidiaries as determined in accordance with GAAP, calculated as the simple average during a fiscal year based on the last day of each of the trailing five fiscal quarters through the end of the applicable fiscal year, minus the impairment charges disregarded in determining total assets above.

In addition to the performance and service conditions described above, 33.3% of the earned and vested Performance RSUs, if any, will be subject to a holding period for six months following the end of Mr. Rubin’s employment term.

The Revised Agreement provides for the transfer of certain life insurance policies on the lives of Mr. and Mrs. Rubin, subject to certain performance conditions.  Effective as of July 31, 2003, the Company and John B. Butterworth, Trustee of The Gerald J. and Stanlee N. Rubin 1994 Irrevocable Trust (the “Trust”) entered into a Life Insurance Agreement with respect to three insurance policies on the lives of Mr. and Mrs. Rubin as follows:  (1) the Guardian Insurance Policy, (2) the Sun Life Insurance Policy and (3) the Metropolitan Insurance Policy (the “Insurance Policies”), whereby the Company owns and has paid premiums on the Insurance Policies.  During the term of the Revised Agreement, contingent upon the Company’s EBITDA ROIC (as defined above) exceeding 7.0% for the applicable performance goal period and Mr. Rubin’s continued employment with the Company (other than in the event of certain termination events as described below), the Company will transfer ownership of and assign all rights under the Insurance Policies to the Trust as follows:

Performance Goal Period	Insurance Policy Transferred
Fiscal year ended February 28, 2013	Guardian Insurance Policy
Fiscal year ended February 28, 2014	Sun Life Insurance Policy
Fiscal year ended February 28, 2015	Metropolitan Insurance Policy

Pursuant to the 2011 Bonus Plan, the value of the transfer of the Guardian Insurance Policy will not exceed $3,000,000, the value of the transfer of the Sun Life Insurance Policy will not exceed $4,000,000 and the value of the transfer of the Metropolitan Insurance Policy will not exceed $7,000,000, in each case, based on the cash surrender value of the applicable policy.  During the term of the Revised Agreement, the Company will continue to pay the annual premiums on each Insurance Policy until such Insurance Policy is transferred to Mr. Rubin, at which time Mr. Rubin will be responsible for paying all premiums due on such Insurance Policy.

Under the Revised Agreement, Mr. Rubin is entitled to participate in various benefit plans available to all our employees, such as a 401(k) plan (including matching contributions), group medical, group life, and group dental insurance, as well as vacation and paid holidays.  We believe these benefits are comparable to those provided at other companies.  In addition, the Revised Agreement provides that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under the Revised Agreement.

The Revised Agreement provides for certain payments and benefits upon Mr. Rubin’s termination of employment, as described under “Potential Payments Upon Termination or Change in Control” and as described below:

•

Death Or Disability. Mr. Rubin (or Mr. Rubin’s estate) will be entitled to receive: (1) all amounts earned, accrued or owing but not yet paid to him as of the date of termination, (2) the base salary otherwise payable to Mr. Rubin through the end of the month in which his death or disability occurred, (3) a pro rata bonus for the year in which his death or disability occurred, (4) immediate vesting of all options granted to him, (5) immediate vesting of and removal of all restrictions on restricted shares and restricted stock units (including all Performance RSUs) awarded to him, and (6) transferred ownership to the Trust of any Insurance Policy that has not yet been transferred. Also, with respect to termination due to disability, Mr. Rubin will be entitled to continue to participate in all employee benefits plans, programs or arrangements available to Company executives in which he was participating on the date of termination until the end of the fiscal year in which his termination occurred.

•·

Termination By Mr. Rubin Other Than For Good Reason Or For Cause By Company. Mr. Rubin will be entitled to receive all amounts earned, accrued or owing but not yet paid to him as of the date of termination. All Performance RSUs that are not yet earned and vested will be forfeited. The owner of each Insurance Policy will have the right to continue such Insurance Policy by paying any future premiums.

•

Termination By Mr. Rubin For Good Reason Or By Company Other Than For Cause (Not In Connection With A Change In Control). Mr. Rubin will be entitled to receive: (1) all amounts earned, accrued or owing but not yet paid to him as of the date of termination, (2) a single lump sum payment payable within 90 days following Mr. Rubin’s termination in, at the Compensation Committee’s discretion, cash, common shares or a combination thereof, in an amount equal to (a) if the termination occurs before February 28, 2013, $30,000,000, (b) if the termination occurs on or after February 28, 2013 but before February 28, 2014, $20,000,000, or (c) if the termination occurs on or after February 28, 2014 but in no event later than February 28, 2015, $15,000,000, (3) immediate vesting of all options granted to him, and (4) immediate vesting of and removal of all restrictions on restricted shares and restricted stock units (other than the Performance RSUs for which the applicable EBITDA ROIC targets have not been achieved as of the date of termination) awarded to him. The owner of each Insurance Policy will have the right to continue such Insurance Policy by paying any future premiums.

•

Termination By Mr. Rubin For Good Reason Or By Company Other Than For Cause (In Connection With Or Within 12 Months Following A Change In Control). Mr. Rubin will be entitled to receive the following payments and benefits, except that in no event will such payments and benefits exceed 2.99 times Mr. Rubin’s base amount, as defined in Section 280G of the Code: (1) all amounts earned, accrued or owing but not yet paid to him as of the date of termination, (2) monthly cash payments, each in an amount equal to his monthly rate of salary, through February 28, 2015, (3) annual cash payments, payable within 90 days following the close of each of the fiscal years ending on or before February 28, 2015 (but not for more than three fiscal years), each in an amount equal to the highest annual cash bonus award made to Mr. Rubin with respect to the Company’s most recent three fiscal years ending prior to the date of termination, (4) immediate vesting of all options granted to him, (5) immediate vesting of and removal of all restrictions on restricted shares and restricted stock units (including all Performance RSUs) awarded to him, (6) transferred ownership to the Trust of any Insurance Policy that has not yet been transferred, and (7) continued participation in all employee benefits plans, programs or arrangements available to Company executives in which he was participating on the date of termination until the earlier of February 28, 2015 or the date he receives equivalent coverage and benefits under the arrangements of a new employer.

If any of these payments are payable during the six month period following Mr. Rubin’s separation from service (as defined in Section 409A of the Code) then that amount will be paid in a single lump sum payment on the earlier to occur of Mr. Rubin’s death or the first day of the seventh month following Mr. Rubin’s separation from service.

Equity Compensation Plan Information

The following table summarizes certain equity compensation plan information as of February 29, 2012:

 Equity Compensation Plan Information

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants, and rights	warrants, and rights	the first column) (1)
Equity compensation plans approved by security holders	871,183	$ 26.26	3,547,879

(1)          Includes 239,269 shares authorized and available for issuance in connection with the 2008 ESPP, 3,171,210 shares authorized and available for issuance under the 2008 Stock Plan and 137,400 shares authorized and available for  issuance under 2008 Directors’ Plan.

As of June 1, 2012, (1) there were options to purchase 1,048,003 shares of Common Stock outstanding under the equity compensation plans of the Company; (2) the weighted average exercise price for such outstanding options was $28.91; (3) the weighted average remaining term for such outstanding options was 6.40 years; and (4) there were 700,000 granted but unvested full-value awards under the equity compensation plans of the Company.

2008 Stock Plan

The Company’s shareholders approved the 2008 Stock Plan at the 2008 annual general meeting of shareholders and certain amendments to the 2008 Stock Plan at the 2011 annual general meeting of shareholders. The purpose of the 2008 Stock Plan is to (1) aid the Company and its subsidiaries and affiliates in attracting, securing and retaining employees of outstanding ability, (2) attract consultants to provide services to the Company and its subsidiaries and affiliates, as needed, and (3) motivate such persons to exert their best efforts on behalf of the Company and its subsidiaries and its affiliates by providing incentives through the granting of awards.

The 2008 Stock Plan is administered by the Compensation Committee of the Board of Directors. The 2008 Stock Plan permits the granting of stock options, including ISO’s and NSO’s, unrestricted shares of Common Stock, stock appreciation rights (“SAR’s”), restricted stock, restricted stock units, and other stock-based awards.  Currently, the maximum number of shares reserved for issuance under the 2008 Stock Plan is 3,750,000 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 1,000,000 shares. As of June 26, 2012, options to purchase  2,214,444 shares remain available for future issue under the 2008 Stock Plan.  The plan will expire by its terms on August 19, 2018. The 2008 Stock Plan provides that if the Chief Executive Officer of the Company is a member of the Board of Directors, the Board of Directors may, upon recommendation of the Compensation Committee, authorize him or her to grant awards of up to an aggregate of 350,000 shares of Common Stock to employees other than the Chief Executive Officer (subject to adjustment in certain circumstances), provided that any such grants will be subject to the terms and conditions of the Board authorization and that the Chief Executive Officer must notify the Compensation Committee of any such grants.

Currently, employees of the Company, its subsidiaries and affiliates (including Gerald J. Rubin, the Company’s Chairman of the Board, Chief Executive Officer and President) and consultants to the Company and its subsidiaries, are eligible to participate in the 2008 Stock Plan.  As of June 26, 2012, the Company, its subsidiaries and affiliates, had approximately 1,440 employees eligible to receive awards under the 2008 Stock Plan, and approximately 150 have received awards.

The 2008 Stock Plan provides that the option price pursuant to which Common Stock may be purchased will be determined by the Compensation Committee, but will not be less than the fair market value of the Common Stock on the date the option is granted.  No option granted under the 2008 Stock Plan will be exercisable more than ten years after the date of grant. If a participant’s service terminates by reason of death or disability (as defined in the 2008 Stock Plan), to the extent the participant was entitled to exercise the option on the date of death or disability, the option may be exercised within one year after the date of death or disability. If a participant’s service with the Company terminates for any reason (other than death or disability), each option then held by the participant may be exercised within ninety days after the date of such termination, but only to the extent such option was exercisable at the time of termination of service. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested options held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company.

The 2008 Stock Plan also provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the 2008 Stock Plan. The vesting of a restricted stock award or restricted stock unit granted under the 2008 Stock Plan may be conditioned upon the completion of a specified period of employment with the Company or a subsidiary, upon attainment of specified performance goals, and/or upon such other criteria as the Compensation Committee may determine in its sole discretion. If a participant’s service is terminated for any reason, the participant will only be entitled to the restricted stock or restricted stock units vested at the time of such termination of service. The participant’s unvested restricted stock and restricted stock units will be forfeited. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company, provided that with respect to Awards granted to Covered Employees that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code such acceleration must be done in a manner that complies with Section 162(m) of the Code.

The terms and conditions of other stock-based awards will be determined by the Compensation Committee. Other stock-based awards may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Code (“Performance-Based Awards”). Performance-Based Awards are rights to receive amounts denominated in cash or shares of Common Stock, based on the Company’s or a participant’s performance between the date of grant and a pre-established future date.

In the event of a Change of Control (as defined in the 2008 Stock Plan), (i) the participating employees will have the right to exercise or settle from and after the date of the Change of Control any option, SAR or restricted stock unit held by such participating employee in whole or in part, notwithstanding that such option, SAR or restricted stock unit may not be fully exercisable or vested, and (ii) any and all restrictions on any participating employee’s other stock-based award will lapse and such stock will immediately vest in the participating employee, notwithstanding that the other stock-based award was unvested.

Employee Stock Purchase Plans

At the 2008 annual general meeting, the shareholders approved the Helen of Troy Limited 2008 Employee Stock Purchase Plan (the “2008 ESPP”) and reserved 350,000 shares of Common Stock for issuance under the plan.  It is the intention of the Company that the 2008 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

The purpose of the 2008 ESPP is to provide employees of the Company or its subsidiaries designated by the Board of Directors or the Committee (defined below) (“Designated Subsidiaries”) as eligible to participate in the 2008 ESPP an opportunity to purchase shares of Common Stock and thereby have an additional incentive to contribute to the prosperity of the Company. The aggregate number of shares of Common Stock that may be sold pursuant to all offerings of the Company’s Common Stock under the 2008 ESPP will not exceed 350,000 shares, as adjusted for any recapitalization or reorganization of the Company as set forth in the 2008 ESPP.  The 2008 ESPP provides that eligible full-time employees of the Company or its Designated Subsidiaries may purchase shares of Common Stock with payroll deductions accumulated on behalf of such employees.  Employees may authorize payroll deductions of up to 15 percent of their compensation, which is accumulated over an option period and then used to purchase Common Stock.  Option periods end in February and August of each fiscal year.   The purchase price is 85 percent of the closing sale price of the Common Stock on NASDAQ on either the first day or last day of each option period, whichever is less.  Employees may suspend or discontinue their participation in the plan at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes certain compensation that would be paid to Mr. Rubin under the terms of  the Revised Agreement, in the event of a termination of his employment with the Company and/or change in control of the Company.  The amounts shown in the table below assumes that such a termination of employment and/or change in control occurred on February 29, 2012 and thus includes amounts earned through such date and are estimates of the amounts that would be paid out to Mr. Rubin upon his termination and/or a change in control (based upon his compensation and service levels as of such date).  The actual amounts to be paid out can only be determined at the time of a change in control and/or termination of employment with the Company.  Under the terms of the Revised Agreement, in the event of Mr. Rubin’s termination in connection with a change in control, Mr. Rubin may not receive payments and benefits in excess of 2.99 times Mr. Rubin’s base amount, as defined in Section 280G of the Code.  For further information regarding the terms of Mr. Rubin’s employment agreement, see “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Under the terms of his employment agreement, Mr. Rubin is entitled to any accrued wages and accrued incentive compensation through the date of termination of the agreement for any reason.  Accordingly, if Mr. Rubin’s employment had been terminated at February 29, 2012, he would have been entitled to receive accrued incentive compensation of $12,195,071.  This amount represents the annual cash bonus earned for fiscal 2012, which was paid to Mr. Rubin in May 2012.  No additional amounts would have been payable to Mr. Rubin if his employment had been terminated for “cause” (as defined in the agreement) as of February 29, 2012.  In addition to Mr. Rubin’s accrued compensation as described above, if Mr. Rubin’s employment had been terminated as of February 29, 2012, Mr. Rubin would be entitled to receive the following:

Chief Executive Officer - Gerald J. Rubin

Triggering Event	Compensation Component		How Paid	Revised Agreement
Death or Disability (1)	•	Transfer of certain life insurance policies (2)	Immediate	9,292,722
	•	Vesting of earned performance RSUs (3)	Immediate	- 0 -
		Total		9,292,722
Termination for Good Reason or	•	Severence payment (4)	Lump Sum	30,000,000
without Cause not in connection with	•	Vesting of earned performance RSUs (3)	Immediate	- 0 -
a Change in Control (1)		Total		30,000,000
Termination for Good Reason or	•	Transfer of certain life insurance policies (2)	Immediate	9,292,722
without Cause in connection with a	•	Immediate vesting of earned performance RSUs (3)	Immediate	- 0 -
Change in Control (1)(5)	•	Annual base salary through the term of the Revised Agreement	Over Time	1,800,000
	•	Annual incentive compensation and cash bonuses, through the term of the Revised Agreement (but not for more than three years), in an amount equal to the highest annual incentive compensation and cash bonus paid in the latest three fiscal years prior to termination.	Over Time	36,585,213
	•	Continued participation in employee benefit plans in which Mr. Rubin was participating through the earlier of the term of the Revised Agreement, or the date he receives equivalent benefits under similar plans provided by a subsequent employer (6)	Over Time	90,583
		Total		47,768,518

(1)  The terms “Disability,” “Good Reason,” “Cause,” and “Change in Control,” have the same meanings as defined in the Revised Agreement.

(2)          Mr. Rubin’s employment agreement provides for the transfer of three life insurance policies to the Trust.  The three policies include the Guardian Insurance Policy, the Sun Life Insurance Policy and the Metropolitan Insurance Policy.  These policies will be immediately transferred to the Trust if Mr. Rubin’s employment is terminated upon death, “disability” or without “cause” or “good reason” in connection with a “change in control.”  This amount reflects the aggregate cash surrender value of those policies at February 29, 2012.

(3)          Mr. Rubin’s employment agreement provided for the grant of 700,000 Performance RSUs in March 2012, which will vest during the term of the agreement if certain performance goals are met.  These Performance RSUs will immediately vest if the Revised Agreement is terminated by reason of Mr. Rubin’s death, “Disability,” or for “Good Reason,” or without “Cause” in connection with a “Change in Control.”  If the agreement is terminated for “Good Reason”  or without

“Cause” not in connection with a change of Control, the Performance RSUs (other than those Performance RSUs for which the applicable performance goals have not been achieved as of the date of termination) will vest.  As of February 29, 2012, no performance RSUs had been granted or earned under the agreement.

(4)      Under the terms of the Revised Agreement, Mr. Rubin is entitled to $30,000,000 if his employment terminates before February 28, 2013, $20,000,000 if his employment terminates on or after February 28, 2013 but before February 28, 2014 and $15,000,000 if his employment terminates on or after February 28, 2014 but not later than February 28, 2015, payable in cash and/or shares of Common Stock at the Compensation Committee’s discretion.

(5)  Under the terms of the Revised Agreement, the aggregate present value of the payments and benefits provided to Mr. Rubin for termination for “Good Reason” or termination without “Cause” in connection with a “Change in Control” cannot exceed 2.99 times Mr. Rubin’s “base amount” as defined in Section 280G(b)(3) of the Code, and as calculated in the Company’s reasonable judgment.

(6)          Includes (1) the current after tax economic equivalent afforded by participation in the Company’s benefits for 401(k) employer matching contributions and (2) the value of medical benefits for Mr. Rubin and his wife.  The amounts were computed as the undiscounted pre-tax value of the continuing cash outlay required by the Company, assuming the benefits would be received through the end of the term of the Revised Agreement.

Other Named Executive Officers

Except for Mr. Rubin’s employment agreement discussed in “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President”, the Company does not have any formal employment or severance agreements with any named executive officers.  In the event any named executive officer, other than Mr. Rubin, is terminated, the payment of any severance would be at the discretion of the Company, based upon the facts and circumstances at that time.

Stock options granted to the other named executive officers are subject to the terms of the 1998 Plan for grants issued before August 25, 2008 and the 2008 Stock Plan which governs grants made after August 25, 2008.  Under both plans, any unvested options immediately vest upon a change in control of the Company (as defined under each plan). In addition, if an option holder’s employment with the Company is terminated due to his death or disability, all of his options will immediately vest and will remain exercisable for one year after such termination.  If an option holder’s employment is terminated voluntarily or with cause, all of his options that are exercisable as of the date of termination will remain exercisable for thirty days for the 1998 Plan and ninety days for the 2008 Stock Plan.  Under the 1998 Plan, if an option holder’s employment is terminated without cause, all of his options that are exercisable as of the date of termination will remain exercisable for ninety days, if ISOs, or six months, if  NSOs.  Under the 2008 Stock Plan, if an option holder’s employment is terminated without cause, all of his options that are exercisable as of the date of termination will remain exercisable for ninety days, regardless of whether ISOs or NSOs.

If the Company experienced a change in control on February 29, 2012, Mr. Benson and Mr. Carson would receive benefits totaling approximately $65,285 and $79,090, respectively, by reason of the immediate vesting of their options, given that the exercise prices of certain of their unvested options are below the market price per share of the Common Stock on February 29, 2012 of $32.50.

Clawback Under the 1998 Plan,  the 2008 Stock Plan and the 2011 Bonus Plan

Any participant receiving any bonus pursuant to the 2011 Bonus Plan or award pursuant to the 2008 Stock Plan will be subject to (1) Section 304 of the Sarbanes-Oxley Act of 2002 and (2) to the extent required under the rules and/or regulations issued pursuant to the Dodd-Frank Act of 2010, any clawback policy adopted by the Company pursuant to such rules and/or regulations. The 1998 Plan and the 2008 Stock Plan also require participants to comply with specified confidentiality and non-competition provisions.  If the participant violates these provisions, then the participant may be required to forfeit his or her rights and benefits under the 1998 Plan and the 2008 Stock Plan, return to the Company any unexercised options, forfeit the rights under any awards granted pursuant to the plans and return any shares held by the participant received upon exercise of any option or the lapse of restrictions relating to an award made pursuant to the plans.

COMPENSATION RISKS

The Company has reviewed and assessed our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company.  The Company’s management reviews compensation policies for the presence of certain elements that could encourage employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management’s assessment of the Company’s compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.

The Company believes that its compensation programs for employees and executive officers are appropriately tailored to encourage employees to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, the Company’s compensation programs are designed to provide the following elements: elements that reward short-term and long-term performance; for our executive officers, incentive compensation that rewards performance based on individual and/or Company performance; incentive or equity compensation awards that vest based on performance and/or over time; and compensation with fixed and variable components, so that executive officers and key employees have both competitive remuneration to encourage retention and opportunities to earn more by successfully executing our business strategy.

Overall, the Company concluded that no risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, the Compensation Committee noted that:

•                                          Our compensation program is designed to provide a balanced mix of base salary, annual cash incentive compensation and long-term equity incentives, which provides the incentive to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics;

•                                          Our cash bonus plan provides for the adjustment of the performance targets for certain of the annual incentive bonuses to take into account acquisitions and divestitures of the Company to reduce the incentive to engage in activities that would have a short-term focus that would be inconsistent with the Company’s long-term business objectives;

•                                          During fiscal 2012, we revised our principal equity compensation plan and adopted a new cash bonus plan, both of which include a clawback provision in the event of a financial restatement or misconduct;

•                                          The annual cash incentive opportunity (including the transfer of insurance policies) for our Chief Executive Officer contains maximum payout levels, which helps avoid excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior;

•                                          The restricted stock units and award’s relating to the transfer of insurance policies for our Chief Executive Officer have threshold payout levels, which ensure that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved;

•                                          Our Chief Executive Officer is one of the largest beneficial owners of Common Stock; consequently, he holds a significant level of ownership of equity that encourages long-term focus on sustainable performance and further aligns his interests with those of our shareholders; and

•                                          We recently revised our insider trading policy to prohibit executives from engaging in transactions (such as trading in options) designed to hedge against the value of the Common Stock.

Based on the recent actions taken by the Company and considering the support received from  a high percentage of our shareholders who voted in favor of the compensation (including the Revised Agreement) of our named executive officers described in our 2011 proxy statement (“say on pay”), the Compensation Committee concluded that the executive compensation program is consistent with our executive compensation objectives and principles, and as a result, since the 2011 annual general meeting,  has not significantly changed our compensation principles and objectives in response to that vote.

CERTAIN RELATIONSHIPS - RELATED PERSON TRANSACTIONS

Procedures for the Approval of Related Person Transactions

The Audit Committee Charter provides that the Audit Committee has the authority to establish, and communicate to the full board and management, policies that restrict the Company and its affiliates from entering into related person transactions without the Audit Committee’s prior review and approval.  In accordance with these policies, the Audit Committee on a timely basis reviews and, if appropriate, approves all material related person transactions.

At any time in which an executive officer, Director or nominee for Director becomes aware of any contemplated or existing transaction that, in that person’s judgment may be a related person transaction, the executive officer, Director or nominee for Director is expected to notify the Chairman of the Audit Committee of the transaction. Generally, the Chairman of the Audit Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related person transaction requiring approval by the Audit Committee. If the transaction is considered to be a related person transaction, then the Audit Committee will review the transaction at its next scheduled meeting or at a special meeting of the committee.

Related Person Transactions

Byron H. Rubin, JD, CLU, and Chartered Financial Consultant, is a brother of  the Company’s Chief Executive Officer and earns insurance agent’s commissions paid by certain of our insurers directly to him in connection with certain life insurance policies. During fiscal 2012, he received commissions of approximately $59,498 from policies sold to the Company.  In addition, Mr. Rubin had a verbal consulting agreement with the Company to provide consulting advice and other administrative services related to the Company’s employee benefit plans.  Under the agreement, Mr. Rubin receives $60,000 per year, paid in equal monthly installments; provided that the fee will be reviewed and appropriately modified if the scope of services or other circumstances change.  During fiscal 2012, Mr. Rubin received $60,000 under this agreement.  This agreement originally had a three year term to end December 31, 2013.  The original agreement was recently modified by a written agreement effective March 1, 2012.  The modified agreement accounts for the expanded scope of  administrative efforts required to oversee U.S. healthcare plans as a result the of the Kaz acquisition.  Under the new agreement, Mr. Rubin will receive $150,000 per year, paid in equal monthly installments solely for oversight of the Company’s U.S. healthcare plans.  The revised agreement is for a one year term ending February 28, 2013.  These transactions have been reviewed, approved and ratified by the Company’s Audit Committee and approved by the Company’s Board of Directors.

Gerald J. Rubin is a beneficiary of certain split-dollar life insurance policies.  For additional information, see “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

REPORT OF THE AUDIT COMMITTEE

Composition.     The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) is composed of three Directors: Adolpho R. Telles, Gary B. Abromovitz and John B. Butterworth. Each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that Adolpho R. Telles is an “audit committee financial expert” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate.

The Audit Committee is responsible for oversight, on behalf of the Board of Directors, of:

•                                    The Company’s auditing, accounting and financial reporting processes, and the integrity of its financial statements;

•                                    The audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s auditor and independent registered public accounting firm;

•                                    The Company’s compliance with legal and regulatory requirements; and

•                                    The staffing and ongoing operation of the Company’s internal audit function.

The Company’s management is responsible for: (a) maintaining the Company’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated annual financial statements.

The Audit Committee’s function is one of oversight only and does not relieve management of its responsibilities for preparing financial statements that accurately and fairly present the Company’s financial results and condition, nor the independent registered public accounting firm of their responsibilities relating to the audit or review of the financial statements.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s auditor and independent registered public accounting firm. Pre-approved services include audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chairman then communicates such pre-approvals to the full Audit Committee for ratification. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee hereby reports as follows:

1.       The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2012.

2.       The Audit Committee has discussed with the auditor and independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board (“the PCAOB”) in Rule 3200T. This review included a discussion with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.

3.       The Audit Committee has received from the auditor and independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has held discussions regarding independence with its auditor and independent registered public accounting firm.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2012 for filing with the SEC.

Members of the Audit Committee:

Adolpho R. Telles (Chairman)

Gary B. Abromovitz

John B. Butterworth

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT AND OTHER FEES PAID TO OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for fiscal years ended 2012 and 2011, and fees billed for other services rendered by Grant Thornton LLP during those periods.

Type of Fee	2012	2011
Audit Fees	959,700	917,800
Audit-Related Fees	21,200	15,800
Tax Fees	4,700	7,000
All Other Fees	500	46,100
Total	986,100	986,700

Audit Fees: Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consist of fees billed by our independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, due diligence, accounting consultations concerning financial accounting and reporting standards, and other similar services which have not been reported as audit fees.

Tax Fees: Consist of tax compliance/preparation fees by our independent registered public accounting firm to the Company for professional services and assistance to the Company’s in-house tax departments related to federal, state and international tax compliance.

All Other Fees: Consist of fees billed by our independent registered public accounting firm to the Company for their assistance with the preparation of certain electronic statutory filings in foreign jurisdictions and with the analysis and preparation of certain US state sales tax refund claims.   The Company intends to minimize services in this category.   These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm’s core work, which is the audit of the Company’s consolidated financial statements.

The Audit Committee pre-approved all of the services described above that were provided in fiscal 2012 and 2011 in accordance with the pre-approval requirements of the Sarbanes-Oxley Act.  There were no services for which the de minimis exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable.

PROPOSAL 2: NON-BINDING ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with recently adopted Section 14A of the Exchange Act, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Helen of Troy Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the Proxy Statement for the Company’s 2012 Annual General Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors.  Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to attract, motivate and retain key employees and to align the long-term interests of the named executive officers with those of our shareholders.  In this regard, the Compensation Committee renegotiated our Chief Executive Officer’s employment agreement in fiscal 2012 to further align his interest with that of our shareholders and to eliminate practices that were no longer deemed to be in the best interests of our shareholders.  See “Compensation Discussion and Analysis—Our Compensation Program for Our Chief Executive Officer—Revised CEO Employment Agreement” for a comparison of the terms of our Chief Executive Officer’s original employment agreement and the revised agreement, and see “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President” for a more detailed description of the revised employment agreement.

We also urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 29 through 42, which provide detailed information on the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3: APPOINTMENT OF AUDITOR AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO SET

THE AUDITOR’S REMUNERATION

Under Bermuda law, our shareholders have the responsibility to appoint the auditor and independent registered public accounting firm of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

The Audit Committee has nominated Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for fiscal 2013. A representative of Grant Thornton LLP, the Company’s auditor and independent registered public accounting firm for fiscal 2012, is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so. The Grant Thornton LLP representative is also expected to be available to respond to appropriate questions.

Vote Required for Approval and Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint Grant Thornton LLP as our auditor and independent registered public accounting firm and authorize the Audit Committee to set the auditor’s remuneration as described in this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SHAREHOLDER PROPOSALS

Shareholders intending to present proposals at the 2013 annual general meeting of shareholders and desiring to have those proposals included in the Company’s proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14a-8 of the Exchange Act, to be received at the executive offices of the Company no later than March 8, 2013. For proposals that shareholders intend to present at the 2013 annual general meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act (including a director nomination proposal), unless the shareholder notifies the Company of such intent by May 22, 2013, any proxy solicited by the Company for that annual general meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2012, all Section 16(a) filing requirements applicable to the Directors, executive officers and greater than 10 percent shareholders were satisfied.

OTHER MATTERS

Except as described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If other matters that require the vote of the shareholders, including a question of adjourning the Annual Meeting, properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote on these matters in accordance with management’s discretion.  The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment thereof.

HOUSEHOLDING OF MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of either document to any shareholder upon request by writing the Company at the following address:  Helen of Troy Limited, 1 Helen of Troy Plaza, El Paso, Texas 79912, Attention: Investor Relations; or by calling the Company at the following phone number: (915) 225-8050. Any shareholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and the Company’s 2012 Annual Report to Shareholders are also available electronically on our hosted website.  You may view these directly at: HTTP://MATERIALS.PROXYVOTE.COM/G4388N. To access and review the materials made available electronically:

1.	Go to HTTP://MATERIALS.PROXYVOTE.COM/G4388N.

2.	Click the “2012 10-K Report” or “2012 Notice of Proxy”.

We encourage you to review all of the important information contained in the proxy materials before voting.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce the Company’s printing and mailing costs, by signing up to receive shareholder communications via e-mail. With electronic delivery, you will be notified via e-mail after the annual report and the proxy statement are available on the Internet, and you can submit your proxy appointment and instructions online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.    If you are a registered holder (you hold your shares of Common Stock in your own name through our transfer agent, Computershare Investor Services, LLC, or you have stock certificates), you can elect to have next year’s communications sent to you electronically as part of this year’s on-line proxy appointment and instruction process at WWW.PROXYVOTE.COM by following the instructions that will be provided to you on screen when you submit your proxy.

2.    If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), you may contact your broker or visit their website. Most brokers have made provisions for you to sign up on-line for electronic delivery of shareholder reports and mailings.

Your electronic delivery enrollment will be effective until you cancel it.

HOW TO OBTAIN OUR ANNUAL REPORT, PROXY STATEMENT

AND OTHER INFORMATION ABOUT THE COMPANY

From time to time, we receive calls from shareholders asking how they can obtain more information regarding the Company.  The following options are available:

1.

Our Investor Relations site, which can be accessed from our main Internet website located at www.hotus.com, contains Company press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to our SEC filings. This proxy statement and our 2012 Annual Report to Shareholders are both available at this site.

2.

You may also request a free copy of our Annual Report or proxy statement by contacting Helen of Troy Investor Relations, John Boomer, at (915) 225-8050, or via e-mail at jboomer@hotus.com, or send written correspondence to Helen of Troy Limited, Attention: Investor Relations, 1 Helen of Troy Plaza, El Paso, Texas 79912.

YOUR VOTE IS IMPORTANT

HELEN OF TROY LIMITED

ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes each of Gerald J. Rubin and Vincent D. Carson as Proxy with power of substitution, to represent the undersigned at the Annual General Meeting of Shareholders of Helen of Troy Limited (the “Company”) to be held on Tuesday, August 28, 2012, at 1:00 p.m., Mountain Daylight Time, at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, and any adjournment thereof, and to vote all the common shares of the Company that the undersigned is entitled to vote on the following matters:

1. To set the number of Director positions at seven (or such lower number as shall equal the number of nominees elected as Directors) and to elect each of the following nominees to the Board of Directors:

01 – Gary B. Abromovitz	For [ ]	Against [ ]	Abstain [ ]

02 – John B. Butterworth	For [ ]	Against [ ]	Abstain [ ]

03 – Timothy F. Meeker	For [ ]	Against [ ]	Abstain [ ]

04 – Gerald J. Rubin	For [ ]	Against [ ]	Abstain [ ]

05 – William F. Susetka	For [ ]	Against [ ]	Abstain [ ]

06 – Adolpho R. Telles	For [ ]	Against [ ]	Abstain [ ]

07 – Darren G. Woody	For [ ]	Against [ ]	Abstain [ ]

2.   Advisory vote to approve the Company’s executive compensation.

For [ ]	Against [ ]	Abstain [ ]

3.  To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm to serve for the 2013 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration.

For [ ]	Against [ ]	Abstain [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES IN PROPOSAL 1 AND A VOTE “FOR”  PROPOSALS 2 AND 3.  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

THIS PROXY ALSO GRANTS AUTHORITY TO VOTE SUCH SHARES AS TO ANY OTHER MATTER, WHICH MAY BE BROUGHT BEFORE THE MEETING IN THE SOLE DISCRETION OF THE HOLDERS OF THIS PROXY.

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon. If shares are held jointly, signature should include both names. Executors, administrators, trustees, guardians, and others signing in the representative capacity, please so indicate when signing.

DATE:                                    , 2012

SIGNATURE 1:                                                                           SIGNATURE 2, IF HELD JOINTLY:

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.